Registration No.333-178488

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 1 to

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BLUE SPHERE CORPORATION

(Exact name of registrant as specified in its charter)

Nevada

(State or Other Jurisdiction of Incorporation or Organization)

7370

(Primary Standard Industrial Classification Code Number)

98-0550257

(I.R.S. Employer Identification Number)

35 Asuta Street

Even Yehuda, Israel 40500

972-9-8917438

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Copy to:

JSBarkats , PLLC

Attn: Sunny J. Barkats, Esq.,

18 East 41st Street, 19th Fl.

NY, NY 10017

www.JSBarkats.com

Telephone No.: (646) 502-7001

Facsimile No.:  (646) 607-5544

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Approximate Date of Proposed Sale to the Public: From time to time after the date this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 424, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (3)
Common Stock, $.001 par value per share	12,812,500	$0.03	$384,375	$44.05
	2,800,000	0.03	84,000	9.63

(1) The registrant previously registered 12,812,500 shares of its common stock on its Registration Statement on Form S-1 filed with the Securities and Exchange Commission on December 14, 2011 and is hereby registering an additional 2,800,000 shares of its common stock. In accordance with Rule 416(a), the registrant is also registering hereunder an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

(2) Estimated in accordance with Rule 457 of the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee and is based on the closing price of our stock reported by the Over-the-Counter Bulletin Board (the “OTCBB”) on March 27, 2012, which was $0.03.

(3) The Registrant previously paid a registration fee of $88.10 in respect of the 12,812,500 shares of its common stock previously registered on its Registration Statement on Form S-1 filed on December 14, 2011. The Registrant is paying an additional $9.63 in connection with the additional 2,800,000 shares of its common stock being registered in this Amendment No. 1.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine .

THE INFORMATION CONTAINED IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS DECLARED EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED APRIL 3, 2011

PRELIMINARY PROSPECTUS

BLUE SPHERE CORPORATION

15,612,500 Shares of Common Stock

This prospectus relates to the offer and resale of up to 15,612,500 shares of our common stock, par value $0.001 per share, comprised of (i) the resale of up to 12,812,500 shares (the “Centurion Shares”) of our common stock held by Centurion Private Equity, LLC (“Centurion”), and (ii) the resale of up to 2,800,000 shares of our common stock held by a French individual lender of the Company (the “French Lender”) named in this prospectus. Each such stockholder is a “selling stockholder” and together they are, the “selling stockholders.”

Of the Centurion Shares, (i)  10,267,445 represent shares issuable to Centurion pursuant to the terms of the investment agreement we entered into with Centurion on August 17, 2011 (the “Investment Agreement”) and (ii)  2,545,055 shares represent shares that were issued to Centurion as commitment shares and to cover Centurion’s transaction fees incurred in the preparation of the documents for the investment transaction. Subject to the terms and conditions of the Investment Agreement, we have the right to “put” or sell up to $20,000,000 in shares of our common stock (the “Put Shares”) to Centurion (each such sale, a “Put”) subject to volume and other limitations in the Investment Agreement. To fund current projects at currently expected levels during the next 12 months, we will have a need for significantly less than the $20,000,000 of the financing available under the Investment Agreement. However, if we undertake projects beyond our current expectations, our financing needs under the Investment Agreement will increase beyond currently expected levels..

At current pricing levels of our common stock, the Centurion Shares being registered will provide us with access to less than $1,000,000 of the financing available under the Investment Agreement. However, our need for financing could increase substantially in the future, especially if we are successful in obtaining potential projects that we are in the early stages of considering or pursuing.. If for any reason our financing needs increase beyond the financing available in connection with the sale of the Centurion Shares we are currently registering, we may seek to register additional shares in order to obtain additional financing available under the Investment Agreement. The Investment Agreement provides that prior to exercising any Put we must have a registration statement declared effective. This arrangement is referred to herein as the “Equity Funding Facility.”

For more information on the selling stockholders, please see the section of this prospectus entitled “Selling Stockholders” beginning on page 47.

We will not receive any proceeds from the resale of these shares of common stock by the selling stockholders. We will, however, receive proceeds from the sale of the Put Shares directly to Centurion pursuant to the Equity Funding Facility. This registration statement covers the maximum number of shares of common stock that may be issuable to Centurion pursuant to the Investment Agreement based on the current market price of our common stock. In the event the price per share of our common stock declines, we may amend this registration statement to cover the resale of additional shares of common stock issuable to Centurion pursuant to the Investment Agreement. We will bear all costs associated with this registration statement. Each selling stockholder will be responsible for all costs and expenses in connection with the resale of their shares of common stock, including brokerage commissions or dealer discounts

When we put an amount of shares to Centurion, the per share purchase price that Centurion will pay to us in respect of such Put will be determined in accordance with a formula set forth in the Investment Agreement. There will be no underwriter’s discounts or commissions, so we will receive all of the proceeds of our sale to Centurion.  Generally, the price per share for each Put will be a price equal to the lesser of (i) 98% of the “Market Price” (as defined below) of our common stock, or (ii) the Market Price of our common stock minus $0.01, but not less than a “Company Designated Minimum Put Share Price” (as defined below), if any, subject to certain dollar and share volume limitations for each Put. “Market Price” means the average of the three lowest daily volume weighted average prices published daily by Bloomberg LP for our common stock during the fifteen consecutive trading day period immediately following the date specified by us on which we intend to exercise the applicable Put. “Company Designated Minimum Put Share Price” means a minimum purchase price per Put share at which Centurion may purchase shares of common stock pursuant to the Company’s Put notice. The Company Designated Minimum Put Share Price, if applicable, shall be no greater than 80% of the closing bid price of the Company’s common stock on the trading day immediately preceding the date of the Company’s Put notice and shall be no less than 50% of the closing bid price of the Company’s common stock on the trading day immediately preceding the date of the Company’s Put notice.

2

Centurion may sell our shares of common stock described in this prospectus at prevailing market prices or at privately negotiated prices. Centurion is an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), in connection with the resale of our common stock under the Equity Funding Facility.

For more information on the resale of our common stock, please see the section of this prospectus titled “Plan of Distribution” beginning on page 48.

Our common stock is traded on the OTC Bulletin Board under the symbol “BLSP”. The closing price of our stock on March 27, 2012 was $0.03.

3

You should understand the risks associated with investing in our common stock. Before making an investment, please read the “Risk Factors,” which begin on page 12 of this prospectus.

For more information on the resale of our common stock, please see the section titled “Plan of Distribution” which begins on page 48 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 3, 2012.

4

5

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that which is contained in this prospectus. This prospectus may be used only where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of securities. Information contained on our website at www.bluespherecorporate.com does not constitute part of this prospectus.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus; it does not contain all of the information you should consider before investing in our common stock. Before making an investment decision, you should read the entire prospectus carefully, including the sections entitled “Risk Factors,” and “Management’s Discussion and Analysis or Plan of Operation,” as well as our financial statements and related notes. Throughout this prospectus, the terms “we,” “us,” “our,” “Blue  Sphere” or the “Company” refer to Blue Sphere Corporation, a Nevada corporation , and its wholly-owned subsidiaries, Eastern Sphere, Ltd. and Blue Sphere USA, Inc., unless the context otherwise requires.

Company Overview

We are a development stage company focused on project integration for greenhouse gas emission reduction and renewable energy production. We aspire to become a key player in the global carbon reduction and renewable energy market, working with enterprises with high greenhouse gas (“GHG”) emissions or renewable energy potential to reduce such emissions and/or generate renewable energy.  Our business is presently primarily focused on Africa, China and the United States.  We expect to generate revenue through sales of carbon credits, sales of thermal and electrical energy, sales of compost and/or soil amendments and by- products and project development.

The carbon credit component of our business is based on the Kyoto Protocol and certain voluntary and/or local regimes in certain countries such as China and the United States.  The Kyoto Protocol is an international agreement linked to the United Nations Framework Convention on Climate Change. The major feature of the Kyoto Protocol is that it sets binding targets for 37 industrialized countries and the European community for reducing greenhouse gas (GHG) emissions. These targets amount to an average emission reduction of five per cent of 1990 levels over the five-year period 2008-2012.  The various voluntary and/or local regimes applicable to Blue Sphere are similar in structure to the Kyoto Protocol in that they incentivize reduction of greenhouse gas emissions by awarding carbon credits that can be sold in the relevant local markets.

Carbon Credit Projects

We have 6 signed agreements (including definitive agreements and non-binding term sheets) to implement projects with carbon credit potential, energy generation and compost and/or soil amendments.  We are currently (i) evaluating each project to determine its optimal method of implementation, (ii) identifying suitable experts to assist us in project implementation and (ii) arranging for necessary financing.  We are also continuing to pursue new projects with high volume potential.

6

Renewable Energy Generation

Five of our signed carbon credit project agreements have renewable energy and compost and/or soil amendments potential.  We are separately evaluating non-carbon credit projects or projects with low volumes of carbon credits for renewable energy generation and compost and/or soil amendments production.  As with our carbon credit projects, we are currently (i) evaluating the renewable energy component of each project to determine its optimal method of implementation, (ii) identifying suitable experts to assist us in project implementation and (iii) arranging for necessary financing.  We are also continuing to pursue new projects with renewable energy potential.

Business Development during Fiscal 2011

In November 2010, we signed two project agreements with J. Stanley Owusu Group of Companies (“JSO”) to implement (i) a landfill gas extraction project at the Oblogo/Mallam landfill site in Accra, Ghana and (ii) an alternative waste treatment project in respect of waste to be collected by JSO starting in 2013 in Accra, Ghana, in each case, under the rubric of the clean development mechanism (“CDM”) of the Kyoto Protocol. The CDM, defined in Article 12 of the Protocol, allows a country with an emission-reduction or emission-limitation commitment under the Kyoto Protocol to implement an emission-reduction project in developing countries. Such projects can claim saleable certified emission reduction credits, each equivalent to one ton of CO2, which can be counted towards meeting Kyoto Protocol targets.   According to our agreement with JSO, we are entitled to design and implement this project as we see fit and, thus, are evaluating various alternatives, including, but not limited to, the construction and operation of a transfer station.  These projects are eligible to receive carbon credits under the CDM of the Kyoto Protocol.  The alternative waste treatment project has renewable energy, compost and by-product potential.

In February 2011, we signed a project agreement with the Kumasi Metropolitan Assembly and JSO to implement a landfill gas extraction project at the Oti Sanitary Landfill in Kumasi, Ghana under the rubric of the CDM of the Kyoto Protocol.  This project is eligible to receive carbon credits under the CDM of the Kyoto Protocol and has renewable energy, compost and by-product potential.

In March 2011, we signed a cooperation agreement with Mr. Dela Wosornu pursuant to which Mr. Wosornu will, at his own expense, source projects for us in Ghana and Africa and assist us in implanting and operating such projects in exchange for a share of the profits to be generated thereby.

In March 2011, we signed an agreement with Green Logic Ltd, an Israeli company (“Green”), pursuant to which, in exchange for the issuance and delivery of 2,500,000 shares of common stock in the Company, we received a payment of U.S. $200,000 in cash and the rights to, in and under a marketing and distribution agreement for the Maayan water heating technology of Chen Chimum Nozlim Ltd., an Israeli company (“Chen”).  We are still considering how and in which jurisdictions in Europe to perform marketing and distribution activities in respect of such technology.

In May 2011, we signed a project finance consulting services agreement with Bluebird Finance & Projects Ltd., an Israeli company (“Bluebird”), pursuant to which, in exchange for a payment of 15,000 shares of common stock per month and a two percent finder’s fee for any finance actually arranged for the Company or its projects, we are receiving project finance consulting services in respect of projects, with which we choose to involve Bluebird.  In October 2011, we signed an agreement with Bluebird amending the original agreement pursuant to which Bluebird received 500,000 shares of common stock of the Company (subject to forfeit if certain conditions are not met) and is entitled to receive an additional 1,000,000 shares of common stock upon the arrangement of U.S. 10,000,000 in equity or debt financing for the Company’s projects.

In May 2011, we signed a project agreement with JSO to implement a landfill gas extraction project at the Ablekuma Landfill in Accra, Ghana under the rubric of the CDM of the Kyoto Protocol.  This project is eligible to receive carbon credits under the CDM of the Kyoto Protocol and has renewable energy, compost and by-product potential

In July 2011 we signed a joint venture agreement with Clinci Investment Ltd., a UK company that is an affiliate of Beijing Clinci Energy and Environment Technology Co. Ltd., a Chinese company with over 30 renewable energy projects in operation across China, to implement renewable energy, compost and/or soil amendments, and carbon credit projects at dairies and farms in China.

In July 2011, we also signed a joint venture agreement with B Pure Environmental Group Ltd., an Israeli company and affiliate of B Pure Ltd., to finance and implement two of our landfill gas projects in Ghana.  One of these projects has renewable energy potential. The signed agreement contains an option to finance and implement up to seven more carbon credit and renewable energy projects in Ghana and Nigeria. In August 2011, we commenced the registration process for the first two landfill projects by commissioning Climaloop to prepare a project design document (PDD), which is required to be submitted to the Executive Board of the Clean Development Mechanism for our projects to be registered and receive carbon credits.  The PDD effect registration of an unlimited number of landfill projects in Ghana and Nigeria over the next 29 years.

In October 2011, we signed a cooperation agreement with Pacific Portland Capital (“PPC”) pursuant to which PPC will source projects at its own expense for us in the United States and elsewhere and assist us in implementing and operating such projects in exchange for an ownership stake in such projects (the size of which will depend on the extent to which PPC participates in the implementation and operation of such projects).

In November 2011, we signed a project agreement with the Takoradi-Sekondi Metropolitan Assembly and JSO to implement a landfill gas extraction project at the Sofokrom Sanitary Landfill in Takoradi, Ghana under the rubric of the CDM of the Kyoto Protocol.  This project is eligible to receive carbon credits under the CDM of the Kyoto Protocol and has renewable energy, compost and by-product potential.

In respect of our projects in Ghana, we anticipate implementing the Oti Sanitary Landfill project in Kumasi first, as, in our belief, it is the most advanced and project-ready site of the various sites we have in Ghana.  In this connection, together with our partner, B Pure Environmental Group Ltd., we are in the process of arranging a pump test at the site for the first calendar quarter of 2012 (although we can offer no assurances that this will happen in the first calendar quarter of 2012 or at all).

In January 2012, we signed an emissions reduction purchase agreement ("ERPA") with Vattenfall Energy Trading, the trading unit of one of Europe's biggest power and heat producers ("Vattenfall") under which Vattenfall will purchase carbon credits from the Company's landfill projects in Ghana and Nigeria through the end of 2020. The ERPA also includes confirmation of the inclusion of the Company's first landfill site - the Oti Sanitary Landfill in Kumasi, Ghana.  The Company is in the process of adding another landfill site to the ERPA - the Sofokrom Landfill Site in Takoradi, Ghana.

We were incorporated in Nevada in July 2007 under the name Jin Jie Corp.  Prior to the second quarter of fiscal 2010 we were engaged in the business of developing and promoting automotive internet websites.  That business generated no revenue and an accumulated deficit of approximately $64,000.  During the second quarter of 2010 we changed our business to our current business. In connection with the change, we took the following actions: (i)   effective February 17, 2010, we changed our name to our current name by merging into our company a wholly-owned subsidiary formed for that purpose (ii) effective February 17, 2010, we effected a 35-for-1 forward split of our authorized and issued and outstanding common stock, as a result of which our authorized common stock increased from 50,000,000 shares to 1,750,000,000 shares and our outstanding common stock increased from 1,900,000 shares to 66,500,000 shares, (iii) effective February 26, 2010, certain former shareholders of our company sold an aggregate of 34,800,000 shares of our common stock held by them, representing approximately 38% of our then outstanding stock, to new investors for an aggregate purchase price of $34,800 and (iv) effective March 3, 2010, we entered into employment agreements with Shlomo Palas, our CEO, Eliezer Weinberg, our former Chairman and Shmuel Keshet, our former COO.  Messrs. Palas, Weinberg and Keshet were each granted two-year time-vested stock options to purchase 8,321,917 shares of common stock, representing 9% of our then outstanding shares, at an exercise price of $.001 per share.

7

On March 3, 2010, Messrs. Palas and Weinberg were elected as members of our board of directors, with Mr. Weinberg being elected as non-executive Chairman.  In April and May 2010, the remaining management and board members of our company prior to the change of business resigned.  On October 25, 2010, we appointed Mark Radom as our Chief Carbon Officer.  Mr. Radom serves in this capacity on a full-time basis.

On March 1, 2012, Mr. Weinberg resigned as our non-executive chairman and entered into a 5 year consulting arrangement with the Company pursuant to which he continues to work with our chief executive officer in a capacity substantially similar to his prior role and receives substantially similar compensation. In connection with his resignation, Mr. Weinberg exercised all of his outstanding options. Mr. Joshua Shoham joined the board of directors of the Company as an independent director on February 6, 2012 and became Chairman on March 1, 2012 upon the resignation of Mr. Weinberg.

We have six full-time employees—our chief executive officer, our Executive Vice President, our chief carbon officer, our chief financial officer, our office manager and our book-keeper.  We also have a representative in China who assists us in identifying projects in China.  We have (i) an employment agreement with our chief executive officer, (ii) a consulting and employment agreement with our executive vice president, (iii) a consulting agreement with our chief carbon officer and (iv) a service agreement with our chief financial officer.  We have no other employment or similar agreements with any of our employees.   By mutual agreement, we terminated our employment agreement with our former chief operating officer in August 2011. Upon the resignation of our former chairman, we entered into a consulting arrangement with him pursuant to which he functions in a capacity substantially similar to his former role with the Company.

On August 19th, 2011, the Company’s Board of Directors appointed Amit Zilbershtein to replace Alex Werber as our Chief Financial Officer who had served in that capacity since April 8, 2010.

On July 28, 2011, we appointed Roy Amitzur our Executive vice president.

Our principal executive offices and our principal place of business is 35 Asuta Street, Even Yehuda, Israel 40500.  Our telephone number is 972-9-8917438.

Our common stock is traded on the over-the-counter market and quoted on the over-the-counter bulletin board (the “OTCBB”) under the symbol “BLSP.” On  March 27, 2012, the closing price for shares of our common stock as reported on the OTCBB was $0.03.

8

The Offering

Number of shares of common stock being registered in this offering	15,612,500 shares of common stock comprised of (i) 12,812,500 shares of common stock for Centurion ((A) 10,267,445 shares issuable to Centurion as Put Shares and (B) 2,545,055 shares already issued to Centurion as commitment shares and fee shares) and (ii) 2,800,000 shares of common stock for the French Lender .

Number of shares of common stock currently outstanding	148,219,131 shares of common stock (includes the 2,545,055 shares of common stock already issued to Centurion).

Number of shares of common stock outstanding after the offering if all the shares registered hereunder are issued to and resold by the selling stockholders	158,486,576 shares of common stock (148,219,131+ 10,267,445 )

Market for our common stock	OTCBB

Use of Proceeds	We will not receive any proceeds from the resale or other disposition of the shares covered by this prospectus by the selling stockholders. However, we will receive proceeds from the sale of the Put Shares to Centurion upon our exercise of the Equity Funding Facility. The net proceeds from the sale of the Put Shares under the Equity Funding Facility will be used to fund our project development and general and administrative expenses. See “Use of Proceeds” on page 22 below.

9

Equity Funding Facility	We may sell the Put Shares to Centurion from time to time at a price equal to the lesser of (i) 98% of the “Market Price” (as defined below) of our common stock or (ii) the Market Price of our common stock minus $0.01, but not less than a Company Designated Minimum Put Share Price, if any, subject to certain dollar and share volume limitations for each Put, until the earlier of (a) 36 calendar months from the date of the Investment Agreement or (b) until all Puts under the Investment Agreement have reached an aggregate gross sales price equal to $20 million. “Market Price” means the average of the three lowest daily volume weighted average prices published daily by Bloomberg LP for our common stock during the fifteen consecutive trading day period immediately following the date specified by us on which we intend to exercise the applicable Put (the “Pricing Period”).

The number of Put Shares that Centurion shall be obligated to purchase in a given Put shall not exceed a share volume limitation equal to the lesser of: (i) 15% of the aggregate trading volume in our common stock during any Pricing Period for such Put excluding any block trades that exceed 20,000 shares of our common stock and excluding any days where the lowest intra-day trade price is less than the Trigger Price (defined below), (iii) the number of Put Shares which, when multiplied by their respective Put Share prices, equals $750,000, and (iv) such number of Put Shares that when added to the number of shares of our common stock then beneficially owned by Centurion would exceed 4.9% of the number of shares of our common stock outstanding. For any Pricing Period, the “Trigger Price” means the greater of (i) the Company’s specified minimum Put Share price, plus $0.01, or (ii) the Company’s designated minimum Put Share price divided by 0.98.

Risk Factors	There are significant risks involved in investing in our company. For a discussion of risk factors you should consider before buying our common stock, please see “Risk Factors” beginning on page 12.

Dilutive Effects

Under the Investment Agreement, the purchase price of the Put Shares to be sold to Centurion will be at a price equal to the lesser of (i) 98% of the Market Price of our common stock or (ii) the Market Price of our common stock minus $0.01, but not less than a Company Designated Minimum Put Share Price, if any. The table below illustrates an issuance of shares of common stock to Centurion under the Investment Agreement for a hypothetical draw down amount of $50,000 at an assumed Market Price of $0.03, which was the closing price of our common stock on March 24, 2012.

				Number of
Draw Down			Price to be Paid by	Shares
Amount	Market Price	Discount	Centurion	to be Issued
$50,000	$0.03	$ (-0.01)	$0.02	2,500,000

10

By comparison, if the Market Price of our common stock was lower than $0.03, the number of shares that we would be required to issue in order to have the same draw down amount of $50,000 would be greater, as shown by the following table:

Draw Down			Price to be Paid by	Number of Shares
Amount	Market Price	Discount	Centurion	to be Issued
$50,000	$0.02	$ (-0.01)	$0.01	5,000,000

Accordingly, there would be dilution of an additional 2,500,000 issued due to the lower stock price. In effect, if we are interested in receiving a fixed funding amount, a lower price per share of our common stock means a higher number of shares to be issued to Centurion in order to receive that fixed funding amount, which equates to greater dilution of existing stockholders. The effect of this dilution may, in turn, cause the price of our common stock to decrease further, both because of the downward pressure on the stock price that would be caused by a large number of sales of our shares into the public market by Centurion, and because our existing stockholders may disagree with a decision to sell shares to Centurion at a time when our stock price is low, and may in response decide to sell additional numbers of shares, further decreasing our stock price.

The actual number of shares that will be issued to Centurion under the Equity Funding Facility will depend upon the Market Price of our stock at the time of our Puts to Centurion. Based on the closing price of our common stock as of March 27, 2012, the total number of shares issuable under the Equity Funding Facility (assuming we access the full amount of the Equity Funding Facility) would be approximately 1,000,000,000 shares, which, if issued, would represent approximately 87.09% of the total shares of common stock outstanding after the issuance. If the Market Price of our stock for all Puts made under the Equity Funding Facility is not at least $.03, we would need to issue more than 1,000,000 shares to receive the entire $20,000,000 available under the Equity Funding Facility. This prospectus relates to the registration of 12,812,500 shares of our common stock issuable in connection with the Equity Funding Facility, of which 10,267,445 may be issued under the Equity Funding Facility. If issued, these 10,267,445 shares would represent approximately 6.5% of the total shares of common stock outstanding after issuance of all registered shares (10,267,445  + 148,219,131 = 158,486,576 ).

Likelihood of Accessing the Full Amount of the Equity Funding Facility

Notwithstanding that the Equity Funding Facility is in an amount of $20,000,000, the likelihood that we would access the full $20,000,000 and issue1,000,000,000 shares of common stock to Centurion is low. This is due to several factors: (i) our current annual budget is between $750,000 and $1,000,000, and thus the Equity Funding Facility may expire before we would need to obtain the maximum amount; (ii) we may utilize other funding facilities and obtain financing from other sources; (iii) the Equity Funding Facility’s share volume limitations will limit our use of the Equity Funding Facility; and (iv) the Market Price may increase and thus fewer shares will need to be issued.

We determined to register in this registration statement a total of 12,812,500 shares issuable under the Equity Funding Facility, which represent  approximately twenty eight percent (28%) of the Company’s public float (after subtracting the holdings of insiders and controlling shareholders), and which reflect our utilizing approximately $256,250 of the $20,000,000 available under the Equity Funding Facility, based on the closing price of our common stock on March 27, 2012.

11

RISK FACTORS

Investing in our common stock involves a high degree of risk, and you should be able to bear the complete loss of your investment. You should carefully consider the risks described below, the other information in this Prospectus, the documents incorporated by reference herein and the risk factors discussed in our other filings with the Securities and Exchange Commission when evaluating our company and our business. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known by us or that we currently deem immaterial also may impair our business operations. If any of the following risks actually occur, our business could be harmed. In such case, the trading price of our common stock could decline and investors could lose all or a part of the money paid to buy our common stock.

Risk Factors related to our Business

1. We have no operating history and have maintained losses since inception, which we expect to continue into the future.

We were incorporated in July 2007 and are a development stage company.   We have a history of losses totaling $24,719,000 through December 31, 2011.  We expect to incur additional substantial operating losses for the foreseeable future, and we may never achieve or maintain profitability.  We also expect to experience negative cash flow for the foreseeable future as we fund our operating losses and capital expenditures. As a result, we will need to generate significant revenues in order to achieve and maintain profitability.  We may not be able to generate these revenues or achieve profitability in the future. Our failure to achieve or maintain profitability could negatively impact the value of our common stock and investors would in all likelihood lose their entire investment.

2. Our independent auditors’ report states that there is a substantial doubt that we will be able to continue as a going concern.

Our independent registered public accounting firm, Brightman Almagor Zohar & Co., a member firm of Deloitte Touche Tohmatsu, state in their audit report, dated January 1, 2012, that our having incurred recurring losses from operations raise substantial doubt about our ability to continue as a going concern.

We will, in all likelihood, continue to incur expenses without generating significant revenues into the foreseeable future, at least until some of our projects become operational.  Our only source of funds to date has been the sale of our common stock and a convertible debt financing.  Because we cannot ensure that any of our projects will become operational or that we will be able to generate any significant revenues or income, the identification of new sources of equity or debt financing will be difficult.  If we are successful in closing on any new equity financing, existing investors will experience substantial dilution. Our ability to obtain additional debt financing is also severely impacted by our financial condition given that we do not have revenues or profits to pay interest or repay principal.

As a result, if we are unable to obtain additional financing at this stage in our operations, our business will fail and our stockholders may lose some or all of their investment in our common stock.

12

3. We will require additional funding, and our future access to capital is uncertain. Insufficient funds may limit our ability to develop projects that become operational and revenue generating .

Our business can change unpredictably due to a variety of factors, including competition, regulation, legal proceedings, or other events, which could impact our funding needs or our cash flow from operations or increase our required capital expenditures. In addition, all of our current projects will require some amount of financing from us and/or our partners. Those projects that do not require financing from us may provide that our partners’ initial investments are repaid, in whole or in part, before we receive any income generated by our projects, creating a need for additional financing to support our operations until income accrues to us from such projects.

Our estimates of the funds necessary to develop projects that become operational and revenue generating may be inaccurate, or we may undertake other business ventures or acquire other assets in the future, in each case which could require additional funds. Furthermore, we may seek additional capital due to favorable market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. We may seek the additional capital through public or private equity offerings, debt financings, and collaborative and joint venture arrangements. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions such as incurring additional debt, making capital expenditures, or declaring dividends. If we raise additional funds through collaboration and joint venture arrangements with third parties, we may have to relinquish valuable rights to or in our projects, or grant licenses or other rights to or in our project that are not favorable to us.

Adequate funds, whether through the financial markets or from other sources, may not be available when we need them or on terms acceptable to us. For example, the United States has recently experienced an economic recession, the long-term impact of which cannot be predicted. Furthermore, as a result of the recent volatility in domestic and international capital markets, the cost and availability of credit has been and may continue to be adversely affected as compared to its normal function. Concern about the stability of the markets generally and the strength of counterparties specifically has led many lenders and institutional investors to reduce, and in some cases, cease to provide funding to borrowers. Insufficient funds could cause us to delay, scale back, or choose not to develop currently planned or future projects.

4. Changes in laws and regulations over which we have no control can significantly affect our business and results of operations.

Any governmental entity that regulates our operations or projects in the country in which they are located may enact new legislation or adopt new laws and regulations or policies at any time, and new judicial decisions may change the interpretation of existing legislation or regulations at any time in any of the countries in which our operations or projects are located.  We have no control over any such changes.  Any new laws or regulations governing our operations or projects could have an adverse impact on our business, results of operations and prospects.

13

5. Uncertainty in Brokering or Dealing in Environmental Commodities could have an adverse impact on our results of operations.

The recent worldwide recession and associated uncertainty surrounding a global approach to carbon emissions has had a negative effect on the price of carbon credits and transaction volume has declined as a result.  We cannot make any predictions about (i) the timing or the pace of the worldwide economic recovery, (ii) whether the price of carbon credits or the transaction volume for such credits will continue to decline or when or whether they will increase, (iii) the extent to which countries will attempt to reduce their environmental emissions in order to achieve compliance with international and U.S.-based initiatives.   Continuation of the recession, declines in the price or transaction volume for carbon credits and reductions in efforts by countries to reduce their environmental emissions will each have an adverse impact on our business, results of operations and prospects.

The first commitment period of the Kyoto Protocol upon which our carbon credit business is based was originally valid until the end 2012.  At the 17th Conference of the Parties to the United Nations Convention on Climate Change held in Durban, South Africa in December 2011, the first commitment period of the Kyoto Protocol was provisionally extended until 2017.  Also, a commitment was undertaken to begin negotiations for a new legally binding treaty to take effect in 2020.  Therefore, although greenhouse gases are recognized as a worldwide concern, the future revisions to the Kyoto Protocol and their effects of those provisions remain unclear.  It is impossible to predict the provisions of the international agreement that will replace the Kyoto Protocol. Under such new agreement, it is possible that the projected income of the Company that is based on carbon emission reduction may be reduced significantly or even disappear.

6. Our reliance on the owners and operators of our projects in various countries poses significant risks to our business and prospects.

We contract with the owners and operators of the projects that will be essential to our operations. If the owners or operators experience unanticipated changes in their businesses or in the business or operations of our projects, we may incur additional costs. For example:

•	the owners or operators of our projects may face delays due to natural disasters or strikes, lock-outs or other such actions or other risks associated with Force Majuere;
•	the owners or operators of our projects could make strategic changes in the operations of our projects; and
•	some of our owners or operators may be small companies which are more likely to experience financial and operational difficulties than larger, well-established companies, because of their limited financial and other resources.

For the purposes of this section “Force Majuere” means adverse weather conditions, fire, explosion, flood, earthquake, eruption, computer or communication disruption (including software and hardware problems) and the consequences thereof, war, rebellion, insurrection, riot, vandalism, civil commotion, or disobedience (lawful or unlawful), acts of terrorism, strike, lockout, differences with workers or other labor disputes, failures of carriers to transport or furnish facilities for transportation, any order, step, action, proceeding, law, regulation or requisition of any government or other authority, any judicial action or decision, Acts of God, or any other cause whatsoever beyond the reasonable control of a party, excluding only lack of finances and the consequences thereof.

As a result of any of these factors, we may be required to find alternative owners, operators or projects on which we rely. Accordingly, we may experience unanticipated interruptions or delays in the operations of our projects, which could adversely affect our revenues, financial condition, and results of operations, cash flow and liquidity.

7. Our operations in foreign markets could cause us to incur additional costs and risks associated with doing business internationally.

Our operations will involve the brokering of carbon credits in countries that are signatories to international treatises. Our operations in geographic markets outside of the United States will subject us to a number of risks and potential costs, including:

•	different regulatory requirements governing the environment and the energy marketplace;
•	difficulty in establishing, staffing and managing international operations;

14

•	United States, federal, state and local laws, including tax laws, related to foreign operations, including compliance with United States, federal, state and local foreign corrupt practices laws;

•	differing intellectual property laws;
•	differing contract laws that prevent the enforceability of agreements between energy suppliers and energy consumers;

•	the imposition of special taxes, including local taxation of our fees or of transactions through our exchange;
•	strong local competitors;
•	currency fluctuations; and
•	political and economic instability.

Our business is headquartered in Israel and our executive officers are based in Israel.  Therefore, our results of operations could be adversely affected by political, economic and military instability in Israel. Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its Arab neighbors. Any hostilities involving Israel or the interruption or curtailment of trade within Israel or between Israel and its trading partners could adversely affect our operations and could make it more difficult for us to raise capital.

Our failure to manage the risks associated with international operations could limit the future growth of our business and adversely affect our operating results. We may be required to make a substantial financial investment and expend significant management efforts in connection with our international operations.

8. Our operations in the developing world could cause us to incur additional risks associated with doing business in developing markets.

The Company is seeking to operate largely in the developing world (such as, e.g., countries in Africa, Central Asia and Southeast Asia), making it susceptible to changes in the economic, political, and social conditions therein. The developing world has experienced political, economic and social uncertainty in recent years, including an economic crisis characterized by increased inflation, high domestic interest rates, in some cases, negative economic growth, reduced consumer purchasing power and high unemployment.  Currently, many of the countries in the developing world where we have projects have been pursuing economic stabilization policies, including the encouragement of foreign trade and investment and other reforms.   Nevertheless, no assurance can be given that the countries in which we currently or will operate will continue to pursue these policies, that these policies will be successful if pursued or that these policies will not be significantly altered. In case of a decline in the world economy, increases in political or social problems or a reversal of foreign investment policies, it is likely that any such changes will have an adverse effect on the Company's results of operations and financial condition. Additionally, inflation may lead to higher wages and salaries for local employees and increases in the cost of materials, which would adversely affect the Company's profitability.

15

9.  If our strategy is unsuccessful, we will not be profitable and our stockholders could lose their investment.

We do not believe there are track records for companies pursuing our specific strategy, and there is no guarantee that our strategy will be successful or profitable. If our strategy is unsuccessful, we will fail to meet our objectives and not realize the revenues or profits from the business we pursue, which would cause the value of the Company to decrease, thereby potentially causing in all likelihood, our stockholders to lose their investment.

10.  We may face intense competition and may not be able to successfully compete.

There are a number of other companies operating in the carbon credit and renewable energy space.  Such companies range from service or equipment providers, to consultants and managers and to buyers and/or investors.  In contradistinction to the standard market approach in this space (i.e., being a service or equipment provider, a consultant or manager or a buyer or investor), we seek to provide a one-stop shop, turn-key solution to project owners.

We may not have the resources to compete with our existing competitors or with any new competitors. We intend to compete with the various participants in the carbon credit and renewable energy market, almost all of which have significantly greater personnel, financial and managerial resources than we have. This competition from other environmental companies with greater resources may result in our failure to maintain or expand our business. Moreover, as the demand for carbon credits increases, new companies may enter the market, and the influx of added competition will pose an increased risk to our Company. Increased competition may lead to price wars, which would harm us since we would be unable to compete with companies with greater resources.

11.  We rely on key personnel and, if we are unable to retain or motivate key personnel or hire qualified personnel, we may not be able to grow effectively.

The development of our business will continue to place a significant strain on our limited personnel, management, and other resources. Our future success depends upon the continued services of our executive officers and the engagement of key employees and contractors who have critical industry experience and relationships that we will rely on to implement our business plan. The loss of the services of any of our officers or the lack of availability of other skilled personnel would negatively impact our ability to develop our Company, which could adversely affect our financial results and impair our growth.   In order to support our projected growth, we will be required to effectively recruit, hire, train and retain additional qualified management personnel.  Our inability to attract and retain the necessary personnel could have a material adverse effect on the Company.  We have no “key man” insurance on any of our key employees.

16

12. Investors may incur dilution.

The Company may issue additional shares of its equity securities or incur additional debt convertible into equity securities in order to raise additional cash to fund acquisitions or for working capital. If the Company issues additional shares of its capital stock or incurs additional debt that is converted into shares of capital stock, investors in this offering will experience dilution in their respective percentage ownership in the Company.

13. There is no intention to pay dividends at the present time.

The Company has never paid dividends or made other cash distributions on the common stock, and does not expect to declare or pay any dividends in the foreseeable future. The Company intends to retain future earnings, if any, for working capital and to finance current operations and expansion of its business. Investors should not count on dividends in evaluating an investment in our common stock.

14. Certain shareholders with a significant ownership percentage in the company may not vote in a manner that is inconsistent with the votes of other shareholders of the Company ..

Amir Rachmani holds approximately 21.21% of our shares of common stock. Through his beneficial ownership of a 21.21% interest of our outstanding shares, he has a significant say in all matters requiring stockholder approval. It is possible that he will vote some or all of his shares against any proposed management recommendation that requires shareholder approval, which may lead to an inability on the part of our current management and Board to pursue strategic growth, which, in turn, may have a material adverse impact on shareholder value. In addition, he may initiate a contest for control of the Company, which could distract our management from operations, divert Company resources, and negatively impact the Company’s financial condition, profitability and prospects.

15. Because our officers and directors collectively own approximately14.25% of our outstanding shares, investors may find that corporate decisions influenced by them are inconsistent with the best interests of other stockholders.

Shlomo Palas, Joshua Shoham and Mark Radom, are our Chief Executive Officer, Director and Chief Carbon Officer and General Counsel, respectively. Mr.Palas beneficially owns (as of March 27, 2011) 14,121,917 of our shares or approximately 9.52% of our outstanding shares each.  Mr. Shoham owns 2,000,000 of our shares or approximately 1.35% of our outstanding shares.  Mr. Radom owns 5,000,000 of our shares or approximately 3.37% of our outstanding shares.  Collectively our officers and directors beneficially own 21,121,917 shares of our common stock as of March 27, 2012 or approximately 14.25% of our outstanding shares.  Accordingly, they will have an influence in determining the  outcome  of  all  corporate  transactions  or  other  matters, including  mergers,  consolidations  and the sale of all or substantially all of our  assets,  and also the power to  prevent or cause a change in  control.  The offer or sale of a large number of shares at any price may cause the market price to fall. Sales of substantial amounts of common stock or the perception that such transactions could occur may materially and adversely affect prevailing market prices for our common stock.

17

Risks Relating to the Offering

16.  The market price of our Common Stock is likely to be highly volatile and subject to wide fluctuations.

Dramatic fluctuations in the price of our Common Stock may make it difficult to sell our Common Stock. The market price of our Common Stock is likely to be highly volatile and could be subject to wide fluctuations in response to a number of factors that are beyond our control.

17.  Our largest shareholder received his shares of our Common Stock at a price of $.001 per share.

Amir Rachmani, our largest shareholder, holds approximately 21.21% of our shares of common stock.  He received his shares of our Common Stock at a price of $.001 per share. The low purchase price for such shares may make it more likely that the shares will be sold at lower trading prices. The sale of such shares into the market could have a depressive effect on the trading price of our Common Stock, if then traded.

18. Draw Downs Under the Equity Funding Facility Will Dilute Existing Shareholders.

Centurion has committed to purchase up to $20,000,000 in shares of our commons stock, subject to certain dollar and share volume limitations for each Put. From time to time during the term of the Equity Funding Facility, and at our sole discretion, we may present Centurion with a Put notice requiring them to purchase shares of our common stock. The price per share for each Put will be a price equal to the lesser of (i) 98% of the “Market Price” (as defined below) of our common stock or (ii) the Market Price of our common stock minus $0.01, but not less than a Company Designated Minimum Put Share Price, if any. “Market Price” means the average of the three lowest daily volume weighted average prices published daily by Bloomberg LP for our common stock during the fifteen consecutive trading day period immediately following the date specified by us on which we intend to exercise the applicable Put. As a result, our existing shareholders will experience immediate dilution upon the purchase of any of the Put Shares by Centurion.

In addition, the issue and resale of the shares under the Investment Agreement may have an adverse effect on the market price of our common stock. Centurion may resell some, if not all, of the shares that we issue to it under the Investment Agreement and such sales could cause the market price of our common stock to decline significantly. To the extent of any such decline, any subsequent Puts would require us to issue and sell a greater number of shares to Centurion in exchange for each dollar of proceeds to be received from the sale of Put Shares. Under these circumstances, the existing shareholders of the Company will experience greater dilution. The effect of this dilution may, in turn, cause the price of our common stock to decrease further, both because of the downward pressure on the stock price that would be caused by a large number of sales of our shares into the public market by Centurion, and because our existing stockholders may disagree with a decision to sell shares to Centurion at a time when our stock price is low, and may in response decide to sell additional numbers of shares, further decreasing our stock price. If we draw down amounts under the Equity Funding Facility when our share price is decreasing, we will need to issue more shares to raise the same amount of funding.

19. There Is No Guarantee That We Will Satisfy The Conditions To The Investment Agreement.

Although the Investment Agreement provides that we can require Centurion to purchase, at our discretion, up to $20 million shares of our common stock in the aggregate, there can be no assurances that we will be able to satisfy the closing conditions applicable for each Put. The closing conditions include an effective registration statement, continued listing on the OTCBB, and current public information on the Company. If we fail to satisfy the applicable closing conditions, we will not be able to sell the Put Shares to Centurion.

18

20. There is no Guarantee that We will be able to Fully Utilize the Equity Funding Facility .

There are limitations on the number of Put Shares that may be sold in each Put. The number of Put Shares that Centurion shall be obligated to purchase in a given Put shall not exceed a share volume limitation equal to the lesser of: (i) 15% of the aggregate trading volume in our common stock during any pricing period for such Put excluding any block trades that exceed 20,000 shares of our common stock and excluding any days where the lowest intra-day trade price is less than the Trigger Price, (ii) the number of Put Shares which, when multiplied by their respective Put Share prices, equals $750,000, and (iii) such number of Put Shares that when added to the number of shares of our common stock then beneficially owned by Centurion would exceed 4.9% of the number of shares of our common stock outstanding. Thus, our ability to access the bulk of the funds available under the Equity Funding Facility depends in part on Centurion’s resale of stock purchased from us in prior Puts. If with regard to a particular Put, the share volume limitation is reached in connection with a prior Put, we will not be able to sell any additional proposed Put Shares to Centurion. Accordingly, the Equity Funding Facility may not be available at any given time to satisfy our funding needs.

21. Sales under the Investment Agreement could Result In the Possibility of Short Sales

Any downward pressure on the market price of our common stock caused by the issue and resale of shares to and by Centurion could encourage short sales by third parties. In a short sale, a prospective seller borrows shares of common stock from a shareholder or broker and sells the borrowed shares of common stock. The prospective seller hopes that the common stock market price will decline, at which time the seller can purchase shares of common stock at a lower price for delivery back to the lender. Since the seller would be purchasing shares of common stock at a price that is lower than the sale price of the borrowed shares of common stock, the seller profits when the common stock market price declines. Such sales could place downward pressure on the market price of the common stock by increasing the number of shares of common stock being sold, which could further contribute to any decline of the market price of the common stock. Furthermore, Centurion may enter into any short sale or other hedging or similar arrangement it deems appropriate with respect to Put Shares after it receives a Put notice with respect to such Put Shares so long as such sales or arrangements do not involve more than the number of the Put Shares specified in the applicable Put notice.

22. Centurion will Pay Less than the Then-Prevailing Market Price for our Common Stock.

The common stock to be issued to Centurion pursuant to the Investment Agreement will be purchased (i) at a discount of 2% of the average of the three lowest daily volume weighted average prices published daily by Bloomberg LP for our common stock during the fifteen consecutive trading day period immediately following the date specified by us on which we intend to exercise the applicable Put or (ii) at a discount of one cent (whichever discount is greater). Centurion will have a financial incentive to exert downward pressure on the market price of our common stock during the Put pricing period in order to acquire the Put Shares at a discounted price.

19

23. There Is Uncertainty as to the Amount that Centurion will pay for the Put Shares

The actual amount of proceeds that we will receive in any particular Put or in total under the Investment Agreement is uncertain. Subject to certain limitations in the Investment Agreement, we have the discretion to give a Put notice at any time throughout the term. However, since the price per share of each Put Share will fluctuate based on the Market Price of our common stock during the Put pricing period, the actual amount that Centurion will pay for the Put Shares included in any particular Put will decrease if the Market Price of our common stock declines.

24. The French Lender Has Paid Less than the Then-Prevailing Market Price for our Common Stock.

The French Lender received the shares of our common stock being registered as partial consideration for the loan under the Promissory Note. Also, the French Lender will receive additional shares in an amount equal to150% of the amount due and payable upon default under the Promissory Note converted at prevailing market prices. Such issuances of shares to the French Lender in the event of default will exert downward pressure on the market price of our common stock and will cause prior investors in this offering to experience dilution in their respective percentage ownership in the Company.

25. Our stock is a penny stock. Trading of our stock may be restricted by the SEC's penny stock regulations, which may limit a stockholder's ability to buy and sell our stock.

Our common stock is subject to the regulations of the SEC promulgated under the Exchange Act that require additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. The SEC regulations define penny stocks to be any non-NASDAQ equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Unless an exception is available, those regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a standardized risk disclosure schedule prepared by the SEC, to provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, monthly account statements showing the market value of each penny stock held in the purchaser’s account, to make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a stock that becomes subject to the penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage market investor interest in and limit the marketability of our common stock.

26.  As an issuer of “penny stock,” the protection provided by the federal securities laws relating to forward looking statements does not apply to the Company.

Although federal securities laws provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, the Company will not have the benefit of this safe harbor protection in the event of any legal action based upon a claim that the material provided by the Company contained a material misstatement of fact or was misleading in any material respect because of the Company’s failure to include any statements necessary to make the statements not misleading. Such an action could adversely affect our financial condition.

27.   If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board which would limit the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market .

Companies trading on the Over-The-Counter Bulletin Board, such as Blue Sphere, must be reporting issuers under Section 12 of the Securities Exchange Act of 1934, as amended, and must be current in their reports under Section 13, in order to maintain price quotation privileges on the OTC Bulletin Board. Currently we have sufficient resources to comply with our future reporting requirements; however, should we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board. As a result, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market. In addition, we may be unable to get re-listed on the OTC Bulletin Board, which may have an adverse material effect on our Company.

20

28.  Volatility in foreign exchange currency rates could adversely affect our financial condition, results of operations and trading prices of our stock .

 Any currency exchange rate movements between the U.S. dollar and the various currencies of the jurisdictions in which the Company operates or receives payment (including the Euro) that make doing business more expensive or revenue in foreign currencies less valuable may have a material, adverse impact on the Company’s earnings, cash flow and/or financial position and, as a result, could adversely impact the trading prices of our stock.

FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements, which reflect the views of our management with respect to future events and financial performance. These forward-looking statements are subject to a number of uncertainties and other factors that could cause actual results to differ materially from such statements. Forward-looking statements are identified by words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “projects,” “targets ” and similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on the information available to management at this time and which speak only as of this date. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a discussion of some of the factors that may cause actual results to differ materially from those suggested by the forward-looking statements, please read carefully the information under “Risk Factors” beginning on page 12.

The identification in this document of factors that may affect future performance and the accuracy of forward-looking statements is meant to be illustrative and by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. You may rely only on the information contained in this prospectus.

We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor the sale of common stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these securities in any circumstances under which the offer or solicitation is unlawful.

21

USE OF PROCEEDS

We will not receive any proceeds from the resale of the common stock offered by Centurion pursuant to this prospectus. All proceeds from the resale of such shares will be for the account of Centurion. However, we will receive proceeds from the sale of the Put Shares to Centurion pursuant to the Investment Agreement. The net proceeds from the sale of the Put Shares under the Equity Funding Facility will be used to fund our project development and general and administrative expenses. The amounts and timing of our expenditures will depend on numerous factors, such as the progress made in our project development activities. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to us from the sale of shares to Centurion. Accordingly, we will retain broad discretion over the use of such proceeds.

We have agreed to bear the expenses relating to the registration of the shares for Centurion.

DETERMINATION OF THE OFFERING PRICE

The 15,612,500 shares of our common stock being registered hereunder may be offered and resold by the selling stockholders at prevailing market prices or at privately negotiated prices. The offering price utilized herein is based on the current price per share of our common stock as traded on the OTCBB. The closing price of our stock on March 27, 2012 was $0.03.

Equity Funding Facility with Centurion

Investment Agreement

We entered into an Investment Agreement with Centurion, dated as of August 17, 2011, for the provision of an equity funding facility up to the amount of $20 million. Pursuant to the terms and conditions of the Investment Agreement, we may sell newly issued shares of our common stock (the “Put Shares”) to Centurion (each such sale, a “Put”) from time to time at a price equal to the lesser of (i) 98% of the “Market Price” (as defined below) of our common stock or (ii) the Market Price of our common stock minus $0.01, but not less than a Company Designated Minimum Put Share Price, if any, subject to certain dollar and share volume limitations for each Put, until the earlier of (a) 36 calendar months from the date of the Investment Agreement, or (b) until all Puts under the Investment Agreement have reached an aggregate gross sales price equal to $20 million. “Market Price” means the average of the three lowest daily volume weighted average prices published daily by Bloomberg LP for our common stock during the fifteen consecutive trading day period immediately following the date specified by us on which we intend to exercise the applicable Put.

Centurion’s discount from the market price was arrived at through negotiations between Centurion and the Company and represents a premium for the stand-by nature of Centurion’s purchase commitment and the amount of investment agreed to by Centurion.

The Investment Agreement provides that prior to exercising any Put we must have a registration statement declared effective with respect to the Put Shares.

The number of Put Shares that Centurion shall be obligated to purchase in a given Put shall not exceed a share volume limitation equal to the lesser of: (i) 15% of the aggregate trading volume in our common stock during any pricing period for such Put excluding any block trades that exceed 20,000 shares of our common stock, and excluding any days where the lowest intra-day trade price is less than the Trigger Price (defined below), (ii) the number of Put Shares which, when multiplied by their respective Put Share prices, equals $750,000, and (iii) such number of Put Shares that when added to the number of shares of our common stock then beneficially owned by Centurion would exceed 4.9% of the number of shares of our common stock outstanding. For any Pricing Period, the “Trigger Price” means the greater of (i) the Company’s specified minimum Put Share price, plus $0.01, or (ii) the Company’s designated minimum Put Share price divided by 0.98.

22

Logistically, in terms of timing of each Put, the Investment Agreement provides that at least 5 business days but no more than 10 business days prior to any intended Put date, we must deliver a Put notice to Centurion, stating the number of shares included in the Put and the Put date.

The closing conditions for each Put include the following:

•	an effective registration statement under the Securities Act that covers the resale of the Put Shares by Centurion;
•	our common stock continues to be quoted on the OTC Bulletin Board and has not been suspended from trading;
•	we are current on all periodic public filings required to be made with the SEC;
•	no injunction shall have been issued and remains in force against us, and no action commenced by a governmental authority exists which has not been stayed or abandoned, prohibiting the purchase or the issuance of the shares to Centurion;
•	we have complied with our obligations and are not in breach of nor in default under, the Investment Agreement, the Registration Rights Agreement, or any other agreement executed in connection therewith with Centurion;

The Investment Agreement further provides that Centurion is entitled to customary indemnification from us for any losses or liabilities it suffers as a result of any breach by us of any provisions of the Investment Agreement or our registration rights agreement with Centurion, or as a result of any lawsuit brought by a third-party arising out of or resulting from their execution, delivery, performance or enforcement of the Investment Agreement or the registration rights agreement, excluding lawsuits arising out a breach by Centurion of its representations or warranties or out of Centurion’s fraud or willful misconduct.

The Investment Agreement also contains representations and warranties of each of the parties. The assertions embodied in those representations and warranties were made for purposes of the Investment Agreement and are subject to qualifications and limitations agreed to by the parties in connection with negotiating the terms of the Investment Agreement. In addition, certain representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from what a stockholder or investor might view as material, or may have been used for purposes of allocating risk between the respective parties rather than establishing matters as facts.

As consideration for the provision of the Equity Funding Facility, we originally issued to Centurion 2,385,989 commitment shares and 159,066 fee shares to cover Centurion’s transaction fees.

Promissory Note

On February 21, 2012, the Company executed a promissory note (the “Promissory Note”) pursuant to which it borrowed $30,000 from Jean-Marc Karouby, M.D., an individual residing in France (referred to herein as the “French Lender”). Part of the consideration for the Promissory Notee was the issuance of 2,800,000 shares of common stock of the Company. In connection with such issuance of shares, the Company also granted to the French Lender registration rights substantially similar to the registration rights granted to Centurion. As a result, such shares are being registered under this registration statement.

The maturity date of the Promissory Note is November 20, 2012. Under the terms of the Promissory Note, interest accrues on the basis of a 270 day year at a rate of 18% per annum or at a higher rate of 24% per annum if such higher rate is permissible under Nevada law. The Promissory Note is governed under the laws of Nevada. The default rate of interest under the Promissory Note is 35% per annum, and a default shall be declared upon a declaration by the Company of bankruptcy under Chapter 7 or Chapter 11 under the applicable federal United States bankruptcy laws or upon the failure to make payments when due on or before 10 days after an applicable due date. Monthly interest payments of $600 are due on or before the 20th of each month while the Promissory Note remains outstanding. In addition to payment of the default interest rate and principal, upon a default the Company shall also issue to the French Lender additional shares of its common stock equal to 150% of the value of the principal and interest due converted at the applicable trading price for the Company’s shares at the time of default. Cash payments due under the Promissory Note have been personally guaranteed by Shlomo Palas, the Company’s Chief Executive Officer.

23

BUSINESS

Overview

We are a project integrator for greenhouse gas emission reduction and renewable energy production. We aspire to become a key player in the global carbon reduction and renewable energy market, working with enterprises with high greenhouse gas (“GHG”) emissions or renewable energy potential to reduce such emissions and/or generate renewable energy.  Our business is supported by the implementation of the Kyoto Protocol.  The Kyoto Protocol is an international agreement linked to the United Nations Framework Convention on Climate Change. The major feature of the Kyoto Protocol is that it sets binding targets for 37 industrialized countries and the European community for reducing greenhouse gas (GHG) emissions. These targets amount to an average of five per cent against 1990 levels over the five-year period 2008-2012.  The major distinction between the Protocol and the Convention is that while the Convention encouraged industrialized countries to stabilize GHG emissions, the Protocol commits them to do so. Recognizing that developed countries are principally responsible for the current high levels of GHG emissions in the atmosphere as a result of more than 150 years of industrial activity, the Protocol places a heavier burden on developed nations under the principle of “common but differentiated responsibilities.”  The Kyoto Protocol was adopted in Kyoto, Japan, on 11 December 1997 and entered into force on 16 February 2005. 184 Parties of the Convention have ratified its Protocol to date. The detailed rules for the implementation of the Protocol were adopted at the 7 th Conference of the Parties to the United Nations Convention on Climate Change in Marrakesh in 2001, and are called the “Marrakesh Accords.” The first commitment period of the Kyoto Protocol was originally valid until the end 2012. At the 17 th Conference of the Parties to the United Nations Convention on Climate Change in Durban, South Africa in December 2011, the first commitment period of the Kyoto Protocol was provisionally extended until 2017.  Also, a commitment was undertaken to begin negotiations for a new legally binding treaty to take effect in 2020.

The Company seeks to generate revenue through sales of energy, carbon credits, energy efficiency technology, project development, and through the sale of compost , soil amendments and byproducts.  The Company offers potential partners (owners of: landfills, dairies, farms, etc) a kind of turnkey operation in dealing with the emission reduction. The Company service consists of:  executing the process needed in order to make the project eligible for carbon credits, choosing the most suitable technology to be applied, arranging for the financing, constructing and managing the project for its life.  Our business is presently primarily focused on Africa, China and the United States.

As a project integrator, we seek to partner with owners of landfills, livestock and other animal farms, coal mines, biomass waste, liquid waste treatment plants and other high volume GHG producers to produce renewable energy and/or reduce their level of GHG emissions. Our comprehensive service solution consists of: managing the entire process of producing renewable energy, implementing the process necessary for the project to become more energy efficient and/or obtain eligibility for and receive carbon credits; selecting the most suitable technology to be applied; arranging project financing; constructing and equipping the project; and managing the project for the duration of its revenue-producing life.

Carbon Credit Projects

We have 6 signed agreements (including definitive agreements and term-sheets) to implement carbon credit, renewable energy and compost and/or soil amendments projects and are currently (i) evaluating each project to determine its optimal method of implementation, (ii) identifying suitable experts to assist us in project implementation and (iii) arranging for necessary financing. We are also continuing to pursue new carbon credit, renewable energy and compost and/or soil amendments projects with high volume potential.

Renewable Energy Generation

Five of our signed carbon credit project agreements have renewable energy and compost and/or soil amendments energy potential.  We are separately evaluating non-carbon credit projects or projects with low volumes of carbon credits for renewable energy generation and compost and/or soil amendments production. As with our carbon credit projects, we are currently (i) evaluating the renewable energy component of each project to determine its optimal method of implementation, (ii) identifying suitable experts to assist us in project implementation and (iii) arranging for necessary financing.  We are also continuing to pursue and sign new projects with renewable energy potential.

24

Business Development during Fiscal 2011

In November 2010, we signed two project agreements with J. Stanley Owusu Group of Companies (“JSO”) to implement (i) a landfill gas extraction project at the Oblogo/Mallam landfill site in Accra, Ghana and (ii) an alternative waste treatment project in respect of waste to be collected by JSO starting in 2013 in Accra, Ghana, in each case, under the rubric of the clean development mechanism (“CDM”) of the Kyoto Protocol. The CDM, defined in Article 12 of the Protocol, allows a country with an emission-reduction or emission-limitation commitment under the Kyoto Protocol to implement an emission-reduction project in developing countries. Such projects can earn saleable certified emission reduction credits, each equivalent to one ton of CO2, which can be counted towards meeting Kyoto Protocol targets.   According to our agreement with JSO, we are entitled to design and implement this project as we see fit and, thus, are evaluating various alternatives, including, but not limited to, the construction and operation of a transfer station.  These projects are eligible to receive carbon credits under the CDM of the Kyoto Protocol.  The alternative waste treatment project has renewable energy, compost and by-product potential.

In February 2011, we signed a project agreement with the Kumasi Metropolitan Assembly and JSO to implement a landfill gas extraction project at the Oti Sanitary Landfill in Kumasi, Ghana under the rubric of the CDM of the Kyoto Protocol.  This project is eligible to receive carbon credits under the CDM of the Kyoto Protocol and has renewable energy, compost and by-product potential.

In March 2011, we signed a cooperation agreement with Mr. Dela Wosornu pursuant to which Mr. Wosornu will, at his own expense, source projects for us in Ghana and Africa and assist us in implanting and operating such projects in exchange for a share of the profits to be generated thereby.

In March 2011, we signed an agreement with Green Logic Ltd, an Israeli company (“Green”), pursuant to which, in exchange for the issuance and delivery of 2,500,000 shares of common stock in the Company, we received a payment of U.S. $200,000 in cash and the rights to, in and under a marketing and distribution agreement for the Maayan water heating technology of Chen Chimum Nozlim Ltd., an Israeli company (“Chen”).  We are still considering how and in which jurisdictions in Europe to perform marketing and distribution activities in respect of such technology.

In May 2011, we signed a project finance consulting services agreement with Bluebird Finance & Projects Ltd., an Israeli company (“Bluebird”), pursuant to which, in exchange for a payment of 15,000 shares of common stock per month and a two percent finder’s fee for any finance actually arranged for the Company or its projects, we are receiving project finance consulting services in respect of projects, with which we choose to involve Bluebird.  In October 2011, we signed an agreement with Bluebird amending the original agreement pursuant to which Bluebird received 500,000 shares of common stock of the Company (subject to forfeit if certain conditions are not met) and is entitled to receive an additional 1,000,000 shares of common stock upon the arrangement of U.S. 10,000,000 in equity or debt financing for the Company’s projects.

In May 2011, we signed a project agreement with JSO to implement a landfill gas extraction project at the Ablekuma Landfill in Accra, Ghana under the rubric of the CDM of the Kyoto Protocol.  This project is eligible to receive carbon credits under the CDM of the Kyoto Protocol and has renewable energy, compost and by-product potential

In July 2011 we signed a joint venture agreement with Clinci Investment Ltd., a UK company that is an affiliate of Beijing Clinci Energy and Environment Technology Co. Ltd., a Chinese company with over 30 renewable energy projects in operation across China, to implement renewable energy, compost and/or soil amendments, and carbon credit projects at dairies and farms in China.

In July 2011, we also signed a joint venture agreement with B Pure Environmental Group Ltd., an Israeli company and affiliate of B Pure Ltd., to finance and implement two of our landfill gas projects in Ghana.  One of these projects has renewable energy potential. The signed agreement contains an option to finance and implement up to seven more carbon credit and renewable energy projects in Ghana and Nigeria. In August 2011, we commenced the registration process for the first two landfill projects by commissioning Climaloop to prepare a project design document (PDD), which is required to be submitted to the Executive Board of the Clean Development Mechanism for our projects to be registered and receive carbon credits.  The PDD effect registration of an unlimited number of landfill projects in Ghana and Nigeria over the next 29 years.

In October 2011, we signed a cooperation agreement with Pacific Portland Capital (“PPC”) pursuant to which PPC will source projects at its own expense for us in the United States and elsewhere and assist us in implementing and operating such projects in exchange for an ownership stake in such projects (the size of which will depend on the extent to which PPC participates in the implementation and operation of such projects).

In November 2011, we signed a project agreement with the Takoradi-Sekondi Metropolitan Assembly and JSO to implement a landfill gas extraction project at the Sofokrom Sanitary Landfill in Takoradi, Ghana under the rubric of the CDM of the Kyoto Protocol.  This project is eligible to receive carbon credits under the CDM of the Kyoto Protocol and has renewable energy, compost and by-product potential.

In respect of our projects in Ghana, we anticipate implementing the Oti Sanitary Landfill project in Kumasi first, as, in our belief, it is the most advanced and project-ready site of the various sites we have in Ghana.  In this connection, together with our partner, B Pure Environmental Group Ltd., we are in the process of arranging a pump test at the site for the first calendar quarter of 2012 (although we can offer no assurances that this will happen in the first calendar quarter of 2012 or at all).

In January 2012, we signed an emissions reduction purchase agreement ("ERPA") with Vattenfall Energy Trading, the trading unit of one of Europe's biggest power and heat producers ("Vattenfall") under which Vattenfall will purchase carbon credits from the Company's landfill projects in Ghana and Nigeria through the end of 2020. The ERPA also includes confirmation of the inclusion of the Company's first landfill site - the Oti Sanitary Landfill in Kumasi, Ghana.  The Company is in the process of adding another landfill site to the ERPA - the Sofokrom Landfill Site in Takoradi, Ghana.

Our 6 projects for which we have signed agreements (including definitive agreements and term-sheets) with the facility owners are in various stages of early development. Each of these projects is dependent upon, and will require, an infusion of significant capital, a portion of which, subject to our obtaining additional financing, we will be required to contribute directly.  Our partners or facility owners will be required to contribute the remaining capital required.  To the extent that our partners are the sole providers of any required capital for any of our projects, they may be entitled to receive preferences over us in the receipt of any income generated by any such projects until their capital is returned in full.

We anticipate a lead-time of at least six to twelve months from funding before any project becomes operational for emissions reduction or renewable energy generation. For carbon credit projects without any renewable energy component, we anticipate a lead-time of another twelve to twenty four months before we receive any revenue.  For renewable energy projects, we anticipate revenue generation as soon as such projects become operational.  Our interest in any particular project will vary depending on a variety of factors.  Currently, we have 6 landfill projects in Ghana, 5 of which have renewable energy, soil amendments and carbon credit potential.

25

In addition, we are engaged in discussions relating to a range of additional carbon credit and renewable energy projects in Africa and China and certain projects in the United States, focusing on methane to electricity. We have a pipeline of prospective projects in China, the United States, Ghana and Nigeria.

Corporate History

We were incorporated in Nevada in July 2007 under the name Jin Jie Corp.  Prior to the second quarter of fiscal 2010 we were engaged in the business of developing and promoting automotive internet websites.  That business generated no revenue and an accumulated deficit of approximately $64,000.  During the second quarter of 2010 we changed our business to our current business. In connection with the change, we took the following actions: (i)   effective February 17, 2010, we changed our name to our current name by merging into our company a wholly-owned subsidiary formed for that purpose (ii) effective February 17, 2010, we effected a 35-for-1 forward split of our authorized and issued and outstanding common stock, as a result of which our authorized common stock increased from 50,000,000 shares to 1,750,000,000 shares and our outstanding common stock increased from 1,900,000 shares to 66,500,000 shares, (iii) effective February 26, 2010, certain former shareholders of our company sold an aggregate of 34,800,000 shares of our common stock held by them, representing approximately 38% of our then outstanding stock, to new investors for an aggregate purchase price of $34,800 and (iv) effective March 3, 2010, we entered into employment agreements with Shlomo Palas, our CEO, Eliezer Weinberg, our former Chairman and Shmuel Keshet, our former COO.  Messrs. Palas, Weinberg and Keshet were each granted two-year time-vested stock options to purchase 8,321,917 shares of common stock, representing 9% of our then outstanding shares, at an exercise price of $.001 per share.

On March 3, 2010, Messrs. Palas and Weinberg were elected as members of our board of directors, with Mr. Weinberg being elected as non-executive Chairman.  In April and May 2010, the remaining management and board members of our company prior to the change of business resigned.  On October 25, 2010, we appointed Mark Radom as our Chief Carbon Officer.  Mr. Radom serves in this capacity on a full-time basis.

On March 1, 2012, Mr. Weinberg resigned as our non-executive chairman and entered into a 5 year consulting arrangement with the Company pursuant to which he continues to work with our chief executive officer in a capacity substantially similar to his prior role and receives substantially similar compensation. In connection with his resignation, Mr. Weinberg exercised all of his outstanding options. Mr. Joshua Shoham joined the board of directors of the Company as an independent director on February 6, 2012 and became Chairman on March 1, 2012 upon the resignation of Mr. Weinberg.

We have six full-time employees—our chief executive officer, our Executive Vice President, our chief carbon officer, our chief financial officer, our office manager and our book-keeper.  We also have a representative in China who assists us in identifying projects in China.  We have (i) an employment agreement with our chief executive officer, (ii) a consulting and employment agreement with our executive vice president, (iii) a consulting agreement with our chief carbon officer and (iv) a service agreement with our chief financial officer.  We have no other employment or similar agreements with any of our employees.   By mutual agreement, we terminated our employment agreement with our former chief operating officer in August 2011. Upon the resignation of our former chairman, we entered into a consulting arrangement with him pursuant to which he functions in a capacity substantially similar to his former role with the Company.

On August 19th, 2011, the Company’s Board of Directors appointed Amit Zilbershtein to replace Alex Werber as our Chief Financial Officer who had served in that capacity since April 8, 2010.

On July 28, 2011, we appointed Roy Amitzur our Executive vice president.

26

Strategy

We provide tailored solutions internationally to reduce significantly the more potent greenhouse gas emissions (including, but not limited to, methane) and, where economically feasible, generate clean, renewable energy and compost and/or soil amendments. We expect to generate revenue through sales of carbon credits, sales of thermal and electrical energy, sales of energy efficient technologies, and through project development and sales of by-products.

We offer potential project partners (e.g., owners of landfills, dairies, biomass waste, liquid waste treatment plants and farms) a turnkey or build operate and transfer operation in producing renewable energy and achieving emission reductions. We will execute the process needed to make the project eligible for greenhouse gas credits, produce renewable energy, and/or become more energy efficient, choose the most suitable technology to be applied, arrange for the financing, oversee construction of the project, and manage the project for its 20-25 year life.

Our focus has been in the following countries:, China, Ghana and the USA. Outside the U.S., the Company’s greenhouse gas reductions operate under the rubric originally created by the Kyoto Protocol and implemented through the United Nations, the EU, and many national governments.

Payments for these greenhouse gas reductions come principally from the national governments, or major corporations buying greenhouse gas credits. In the U.S., payments flow from sales of various state renewable energy credits and from sales of renewable-derived thermal and electrical energy.  Aiming to be distinctive in the “clean, green” market, Blue Sphere intends to:

•	provide a one-stop, turn-key/build operate and transfer solution that is unique in the market today;
•	identify and obtain the rights to lucrative projects without incurring material expense;
•	deliver seamless and professional project implementation through a combination of its own expertise and the use of third-party experts with a track-record of success;
•	be open to the use of any mature and well-known technology and, thus, be able to tailor make cost-efficient and effective solutions for each project;
•	leverage its management’s more than 30 years of experience in successful implementation of large and complex projects in the developing world;
•	build local and international teams to support each project;
•	obtain political, property, non-performance and insolvency insurance for its projects; and
•	receive almost all of its revenues in euros, renminbi and dollars although operating in various parts of the developing world.

Material Features of our Concessions (i.e., Rights to Perform Our Projects)

Although we can offer no assurances going forward, to-date, we have structured each of our projects as a binding option in our favor with our counter-parties granting us rights to implement and participate in such projects, subject to (i) our ability to obtain suitable financing and (ii) our right to suspend performance and/or terminate such agreements, in each case, without prejudice, if at any time, in our reasonable judgment, continuing performance of our obligations becomes economically unattractive.

We have also negotiated control over the implementation of and revenue participations in all of our projects for their entire revenue earning life.  Under the rules of the Kyoto Protocol, the maximum revenue earning life from receipt of carbon credits is 21 years.  Renewable energy generation and sales are separate from the Kyoto Protocol and may be continued indefinitely.  Accordingly, we anticipate exercising control over and participating in such projects for so long as it remains profitable or beneficial for us to do so.

27

Competition

There are a number of other companies operating in the carbon credit and renewable energy space.  Such companies range from service or equipment providers, to consultants and managers and to buyers and/or investors.  In contradistinction to the standard market approach in this space (i.e., being a service or equipment provider, a consultant or manager or a buyer or investor), and as referred to above, we seek to provide a one-stop shop, turn-key solution to project owners.  In other words, our business model is to initiate, finance, develop and manage all aspects of project implementation and sales of the project’s carbon credits and/or alternative energy starting from identifying the opportunity and ending with terminating the project’s operations after its revenue-earning life is over .  We believe that this one-stop shop approach is attractive to project owners and will differentiate us in a positive manner from our competition.

Government Approval

Each of the projects we have signed to-date requires the approval of the relevant governments.  We have applied for government approvals in respect of our Ghanaian projects and expect to receive such approvals by the end of the second calendar quarter of 2012. We can offer no assurances that we will receive any approvals that have not been obtain and are still outstanding.

Effect of Existing or Probable Government Regulations on Our Business

Our signed carbon credit projects are located in jurisdictions in which there are no government regulations materially affecting our business.  We are not aware of any probable or proposed governmental regulations that, if enacted, will have a material impact on our business

Costs and Effects of Compliance with Environmental Laws

We are aware of no material costs or effects of compliance with environmental laws with respect to our current business, except for our Ghanaian projects where an environmental impact assessment (“EIA”) is a requirement to receive government approval.  We expect to perform an EIA for each of our Ghanaian projects as part of the preparation of materials we will submit to the United Nations in order to receive carbon credits.  We expect each EIA to cost $10,000.

Employees

We have six full-time employees—our chief executive officer, our Executive Vice President, our chief carbon officer, our chief financial officer, our office manager and our book-keeper.  We also have a representative in China who assists us in identifying projects in China.  We have (i) an employment agreement with our chief executive officer, (ii) a consulting and employment agreement with our executive vice president, (iii) a consulting agreement with our chief carbon officer and (iv) a service agreement with our chief financial officer.  We have no other employment or similar agreements with any of our employees.   By mutual agreement, we terminated our employment agreement with our former chief operating officer in August 2011. Upon the resignation of our former chairman, we entered into a consulting arrangement with him pursuant to which he functions in a capacity substantially similar to his former role with the Company.

28

MARKET PRICE OF COMMON STOCK AND OTHER STOCKHOLDER MATTERS

Our stock is currently traded on the OTCBB under the symbol BLSP. On March 27, 2012, the closing price for our common shares as reported on the OTCBB was $0.03.

The high and the low bid prices for our common shares are based on inter-dealer prices, without retail mark-up, markdown or commission and may not represent actual transactions.

We had no trades of our securities until the second quarter of fiscal 2010.  The table below sets forth the range of high and low bid information for our common shares as quoted on the OTCBB for each of the quarters during the fiscal year ended September 30, 2011 and September 30, 2010:

For the Fiscal Year Ended September 30, 2012
For the Quarter ended	High	Low
December 31.15		.04
March 31 (through March 24, 2012	$.06	$.02

For the Fiscal Year Ended September 30, 2011
For the Quarter ended	High	Low
December 31.87		.33
March 31	$.90	$.26
June 30	$.24	$.14
September 30	$.24	$.06

29

For the Fiscal Year Ended September 30, 2010
For the Quarter ended	High	Low
December 31	No trades in our stock	No trades in our stock
March 31	$1.25	$.50
June 30	$1.15	$.35
September 30	$.50	$.25

Holders

On March 27, 2012, we had approximately 58 shareholders of record of our common stock..

Dividends

As of March 27, 2012, we had not paid any dividends on shares of our common stock and we do not expect to declare any or pay any dividends on shares of our common stock in the foreseeable future. We intend to retain earnings, if any, to finance the development and expansion of our business. Our future dividend policy will be subject to the discretion of our Board of Directors and will depend upon our future earnings, if any, our financial condition, and other factors deemed relevant by the Board.

Purchase of Equity Securities by the Small Business Issuer and Affiliated Purchasers

We did not repurchase any shares of our common stock during the year ending September 30, 2010.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion of our financial condition and results of operations should be read in conjunction with the financial statements and the notes to those statements included elsewhere in this prospectus. This discussion includes forward-looking statements that involve risks and uncertainties. As a result of many factors, such as those set forth under “Risk Factors” and elsewhere in this prospectus, our actual results may differ materially from those anticipated in these forward-looking statements.

EXECUTIVE OVERVIEW

We were incorporated in Nevada in July 2007 under the name Jin Jie Corp.  Prior to the second quarter of fiscal 2010 we were engaged in the business of developing and promoting automotive internet websites.  That business generated no revenue and an accumulated deficit of approximately $64,000.  During the second quarter of 2010 we changed our business to our current business. In connection with the change, we took the following actions: (i)   effective February 17, 2010, we changed our name to our current name by merging into our company a wholly-owned subsidiary formed for that purpose (ii) effective February 17, 2010, we effected a 35-for-1 forward split of our authorized and issued and outstanding common stock, as a result of which our authorized common stock increased from 50,000,000 shares to 1,750,000,000 shares and our outstanding common stock increased from 1,900,000 shares to 66,500,000 shares, (iii) effective February 26, 2010, certain former shareholders of our company sold an aggregate of 34,800,000 shares of our common stock held by them, representing approximately 38% of our then outstanding stock, to new investors for an aggregate purchase price of $34,800 and (iv) effective March 3, 2010, we entered into employment agreements with Shlomo Palas, our CEO, Eliezer Weinberg, our Chairman and Shmuel Keshet, our COO.  Messrs. Palas, Weinberg and Keshet were each granted two-year time-vested stock options to purchase 8,321,917 shares of common stock, representing 9% of our then outstanding shares, at an exercise price of $.001 per share.

We are a development stage company with limited operations and no revenues from our business operations. Our registered independent public accounting firm have issued a going concern opinion. This means that our registered independent auditors believe there is substantial doubt that we can continue as an on-going business for 12 months from the date of the audited consolidated financial statements.

30

In August 2011, we entered into an investment agreement with Centurion Private Equity, LLC (the “Investor”), an affiliate of Roswell Capital Partners, for the provision of an equity funding facility of up to the amount of $20 million. Pursuant to the terms and conditions of the Investment Agreement, we may sell newly issued shares of our common stock (the “Put Shares”) to the Investor (each such sale, a “Put”) from time to time at a price equal to the lesser of (i) 98% of the “Market Price” (as defined below) of our common stock or (ii) the Market Price of our common stock minus $0.01, subject to certain dollar and share volume limitations for each Put, until the earlier of (a) 36 calendar months from the date of the Investment Agreement, or (b) until all Puts under the Investment Agreement have reached an aggregate gross sales price equal to $20 million. The Investment Agreement provides that prior to exercising any Put we must have a registration statement declared effective with respect to the Put Shares. “Market Price” means the average of the three lowest daily volume weighted average prices published daily by Bloomberg LP for our common stock during the fifteen consecutive trading day period immediately following the date specified by us on which we intend to exercise the applicable Put. As consideration for the provision of the equity funding facility, we originally issued to the Investor 2,385,989 commitment shares and 159,066 fee shares to cover the Investor’s transaction fees.

Over the next twelve months, we plan to:

•	commence implementation of our existing projects in Ghana and the United States
•	find and develop additional projects of the same nature
•	expand geographically

RESULTS OF OPERATIONS

Three months ended December 31, 2011 compared with three months ended December 31, 2010

Revenue

We have recorded no revenue since inception.

General and administrative expenses

General and administrative expenses for the three-month period ended December 31, 2011 were $1,792,000 as compared to $2,581,000 for the three-month period ended December 30, 2010. The decrease is mainly attributable to the decrease in share-based compensation for employees and service providers.

Net Loss

As a result of the above, we incurred a net loss of $1,795,000 for the three-month period ended December 31, 2011, as compared to a net loss of $2,580,000 for the three-month period ended December 31, 2010.  We anticipate losses in future periods. The decrease is mainly attributable to the decrease in share-based compensation for employees and service providers.

31

Inflation

Our results of operations have not been affected by inflation and management does not expect that inflation risk would cause material impact on its operations in the future.

Seasonality

Our results of operations are not materially affected by seasonality and we do not expect seasonality to cause any material impact on our operations in the near future.

LIQUIDITY AND CAPITAL RESOURCES

As outlined in the overview above, in August 2011, we entered into an investment agreement with Centurion Private Equity, LLC, an affiliate of Roswell Capital Partners, for the provision of an equity funding facility of up to the amount of $20 million. Drawing funds from this facility is at our sole discretion and will be based on our ongoing needs for capital. We will be able to begin drawing funds from the facility once we have an effective registration statement. At that point, the facility will be available until 36 calendar months after the date of the investment agreement with Centurion. During this period we will be working towards securing additional sources of capital.

However, until a registration statement relating to the equity funding facility is in effect, we can give no assurance that we will be able to obtain additional capital or that any additional capital that we are able to obtain will be sufficient to meet our needs, which raises substantial doubt about our ability to continue operating as a going concern. We do not have any bank credit lines. In addition to the equity funding facility with Centurion, we are continuing in the process of fund raising in the private equity markets. Furthermore, we may seek to obtain funding through joint ventures with other entities involved in the green energy industry. We can give no assurances regarding our ability to obtain additional funding from these sources, or that such funding will be available to us on favorable terms.

32

As of December 31, 2011, we had cash of $7,000 compared to $102,000 thousand as of December 31, 2010. As of December 31, 2011, we had working capital deficit of $281,000 compared to working capital of $19,000 as of December 31, 2010. Management anticipates that existing cash resources, including the proceeds of the equity placements subsequent to December 31, 2011 described below will not be sufficient to fund our planned operations during the next 12 months. We estimate that, in order to fund our continued existence, we will require $1,000,000 in cash over the next 12 months. This does not include amounts we will have to invest in the implementation of our projects. Assuming we finance each project with 20% equity and 80% debt, we will require approximately $11,000,000 in additional capital to make equity investments in each of our projects. There is no assurance that we will be successful in financing our projects with 20% equity and 80% debt (such amounts could be more or less) and, even if successful, there is no assurance that we will raise such capital at all or in a timely manner.

Pursuant to an agreement between the Company and Asher Enterprises, Inc. (“Asher”), Asher agreed to purchase an 8% convertible note (the “Note”) of the Company in the aggregate principal amount of $45,000.  Asher purchased the Note from the Company on October 2, 2011 by transferring $45,000 to the Company.

The Note is convertible into shares of common stock of the Company from time to time, and at any time, beginning March 14, 2012 and ending, absent any condition of default, on June 14, 2012, subject to certain limitations and conditions set forth in the Note.  The Company has the right to prepay the Note under certain conditions during the period beginning 91 days from September 16, 2011 until 180 days following such date.  The Note plus, at the option of the holder, accrued and unpaid interest (including any default interest at 22%) shall be convertible into common stock of the Company at a rate of 55%  of the Company’s market price.  For purposes of the Note, market price shall mean the average of the lowest three closing bid prices of the Company’s common stock during the ten trading days immediately preceding the conversion date.  Notwithstanding the foregoing, Asher shall not be entitled to convert the Note into an amount of common shares which when added to any shares of common stock already held by it and its affiliates causes their collective ownership of the Company’s common stock to exceed of   4.99% of the outstanding shares of  the common stock of the Company.  Under the terms of the Note, the Company cannot incur any additional indebtedness (excluding certain indebtedness such as trade debt incurred in the ordinary course of business) without the consent of Asher.

On November 16, 2011, Asher purchased an additional Note (the “Additional Note”) of the Company in an aggregate amount of U.S. $32,500. The Additional Note is convertible into shares of common stock of the Company from time to time, and at any time, beginning 180 days following the date of the Additional Note and ending on the complete satisfaction of the Additional Note (by payment or conversion). The Company has the right to prepay the Note under the certain conditions for 180 days following the issue date. Except as provided in the foregoing sentences of this paragraph, the Additional Notes were issued on the same terms as the Notes.

On February 21, 2012, the Company executed the Promissory Note with the French Lender pursuant to which it borrowed $30,000. Part of the consideration for the Promissory Notee was the issuance of 2,800,000 shares of common stock of the Company. In connection with such issuance of shares, the Company also granted to the French Lender registration rights substantially similar to the registration rights granted to Centurion. As a result, such shares are being registered under this registration statement.

The maturity date of the Promissory Note is November 20, 2012. Under the terms of the Promissory Note, interest accrues on the basis of a 270 day year at a rate of 18% per annum or at a higher rate of 24% per annum if such higher rate is permissible under Nevada law. The Promissory Note is governed under the laws of Nevada. The default rate of interest under the Promissory Note is 35% per annum, and a default shall be declared upon a declaration by the Company of bankruptcy under Chapter 7 or Chapter 11 under the applicable federal United States bankruptcy laws or upon the failure to make payments when due on or before 10 days after an applicable due date. Monthly interest payments of $600 are due on or before the 20th of each month while the Promissory Note remains outstanding. In addition to payment of the default interest rate and principal, upon a default the Company shall also issue to the French Lender additional shares of its common stock equal to 150% of the value of the principal and interest due converted at the applicable trading price for the Company’s shares at the time of default. Cash payments due under the Promissory Note have been personally guaranteed by Shlomo Palas, the Company’s Chief Executive Officer.

Pursuant to an agreement between the Company and Dr., Jean-Marc Karouby a French citizen, (“Karouby”), agreed to purchase a 24% senior secured promissory note (the “Senior Note”) from Company in the aggregate principal amount of $30,000.00 with a nine (9) months maturity date from the date of issuance. Karouby purchased the Note from the Company on February 20, 2012 (the “Issue Date”) by transferring funds acceptable to the Company in the amount of $30,000.00.

Subject to the limitations and conditions set forth in the Note. The Company has the right to prepay the Note under the certain conditions during the next 100 days following the issue date. The Company issued some additional 2.8 million shares of common.

Off-Balance Sheet Arrangements

As at September 30, 2011, we had no off-balance sheet arrangements of any nature.

33

Market Risk and Contingent Liabilities

The Company is seeking to operate largely in the developing world (such as, e.g., countries in Africa, Central Asia and Southeast Asia), making it susceptible to changes in the economic, political, and social conditions therein. The developing world has experienced political, economic and social uncertainty in recent years, including an economic crisis characterized by increased inflation, high domestic interest rates, in some cases, negative economic growth, reduced consumer purchasing power and high unemployment.  Currently, many of the countries in the developing world where we have projects have been pursuing economic stabilization policies, including the encouragement of foreign trade and investment and other reforms. In the last year, there was an overall improvement in the world (and, consequently, developing world) economic environment. Nevertheless, no assurance can be given that the countries in which we currently or will operate will continue to pursue these policies, that these policies will be successful if pursued or that these policies will not be significantly altered. In case of a decline in the world economy, political or social problems or a reversal of foreign investment policies, it is likely that any such change will have an adverse effect on the Company's results of operations and financial condition. Additionally, inflation may lead to higher wages and salaries for local employees and increases in the cost of materials, which would adversely affect the Company's profitability.

Risks inherent in foreign operations include nationalization, war, terrorism, and other political risks and risks of increases in foreign taxes or changes in U.S. tax treatment of foreign taxes paid and the imposition of foreign government royalties and fees.

Contractual Obligations

As at September 30, 2011, we had no commitments for any capital expenditures.  Based on project agreements signed to-date, we anticipate the incurrence of such commitments during the fiscal year ending September 30, 2012.  We expect to fund such commitments partly with equity to be contributed by us and partly with debt to be raised from financial institutions.  In order to make any equity contribution, we will be forced to raise additional funds in the form of an equity investment in us of from external investors,.

Recent Private Placements

On February 15, 2012, the Company issued two million and eight hundred thousand shares of common stock to the French Lender as part of the consideration for the Promissory Note.

On March 12, 2012 the Company issued 8,321,917 shares to each of Eli Weinberg, our former Chairman, and Shlomo Palais, our Chief Executive Officer, each for .01 per share upon the exercise of each of his outstanding options.

On January 9, 2012, the Company agreed to sell a total of 1,250,000 shares of common stock to six investors for a total of $35,000. The Company has not yet received the cash consideration for such shares and may rescind the transaction if such consideration has not been received by the end of the second quarter of 2012.

On November 28, 2011, the Company issued five hundred and seventy-five thousand (575,000) shares of common stock to Nir Bareket for project finance services.

On October 31, 2011, the Company sold three hundred and twenty-five thousand (325,000) shares of common stock to Issac Amar for $11,000.

On October 25, 2011, the Company entered into a Consulting Agreement with He Mu for business development and project management services in China.  Pursuant to the agreement, the Company issued three million (3,000,000) shares of common stock to He Mu in exchange for such services.  Such shares have been issued; however, they are currently held in escrow and subject to a clawback provision that will revert one million, five hundred thousand (1,500,000) back to the Company should the agreement terminated for any reason prior to its eighteen month anniversary.

On October 4, 2011, the Company sold two hundred thousand (200,000) shares of common stock to Issac Amar for $10,000.

On August 17, 2011, we entered into an investment agreement with Centurion Private Equity, LLC, an affiliate of Roswell Capital Partners, for the provision of an equity funding facility of up to the amount of $20 million.

On July 28, 2011 the Company issued three hundred thousand (300,000) shares to Mr. Ran Cohen in lieu of a cash fee for his services as a tax expert.

On June 16, 2011, the Company issued four hundred thousand (400,000) shares to Mr. Ofer Raviv, an economist, in lieu of cash for his project assessment and appraisal services.

On January 10, 2011 the Company issued and delivered 2,300,000 shares of common stock to Green Logic Ltd. (“GL”), a company organized and existing under the laws of the state of Israel, in exchange for the non-exclusive provision of fund-raising and promotional services.  The Company also issued 1,000,000 additional shares of common stock to be delivered to GL subject to the satisfaction of certain subsequent conditions.  GL failed to fulfill such conditions.  Consequently the Company never delivered such shares to GL and has cancelled such shares.

In March 2011, the Company entered to an agreement with Green Logic Ltd. (“GL”) in which for consideration of 2,500,000 common stock of the Company it will receive an amount of NIS 690,000 which will be paid to the Company in two installments and the rights to market and distribute in Europe a water heating technology based on magnetic induction.   As of June 30, 2011 the Company received NIS 345,000 as the second installment in the amount of NIS 345,000 was received on May 9, 2011. The Company issued 2,500,000 shares as of March 2011.

On August 31, 2011, the Company issued 1,308,325 common shares to Mr. Keshet, the Company's former chief operating officer who resigned from the Company, as compensation for his unpaid salaries. In addition the Company agreed to accelerate the vesting of the remaining of his stock options amounting to 8,321,917 common shares.

Going Concern

Our registered independent auditors have included an explanatory paragraph in their report on our December 31, 2010 consolidated financial statements regarding our ability to continue as a going concern. The consolidated financial statements also contain additional note disclosures describing the circumstances that lead to this disclosure by our registered independent auditors. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

Until a registration statement relating to the equity funding facility is in effect, we expect our current funds will be sufficient only to enable us to continue our operations as currently planned until approximately the end of our first quarter of 2011. We currently estimate that we will require an additional $750,000 to $1,000,000 to fund our operations for the subsequent 12 month period.

34

However, until a registration statement relating to the equity funding facility is in effect, there are no assurances that we will be able to obtain funds required for our continued operation. There can be no assurance that additional financing will be available to us when needed or, if available, that it can be obtained on commercially reasonable terms. If we are not able to obtain the additional financing on a timely basis, we will not be able to meet our other obligations as they become due and we will be forced to scale down or perhaps even cease the operation of our business. The issuance of additional equity securities by us could result in a significant dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments.

CRITICAL ACCOUNTING POLICIES

Our financial statements have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make certain estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the related disclosures of contingent assets and liabilities as of the date of the financial statements and during the applicable periods. We base these estimates on historical experience and on other factors that we believe are reasonable under the circumstances. Actual results may differ materially from these estimates under different assumptions or conditions and could have a material impact on our financial statements.

Stock-based Compensation

The Company accounts for stock-based compensation in accordance with ASC Topics 505 and 718. Stock-based compensation for stock options is measured based on the estimated fair value of each award on the date of grant using the Black-Scholes valuation model. Stock-based compensation for restricted shares is measured based on the closing fair market value of the Company's common stock price on the date of grate. The Company recognizes stock-based compensation costs as expense ratably on a straight-line basis over the requisite service period

We account for equity instruments issued in exchange for the receipt of goods or services from other than employees in accordance with ASC Topic 505. Costs are measured at the estimated fair market value of the consideration received or the estimated fair value of the equity instruments issued, whichever is more reliably measurable. The value of equity instruments issued for consideration other than employee services is determined on the earlier of a performance commitment or completion of performance by the provider of goods or services as defined by ASC Topic 505. As of December 31, 2010, we have adopted a stock option plan and have granted stock options. Refer to Notes 1 and 6 to the Notes to Consolidated Financial Statements for further information.

35

RECENT ACCOUNTING PRONOUNCEMENTS

Refer to Note 1 to the Consolidated Financial Statements for the year ended September 30, 2011 entitled “Newly issued accounting pronouncements” included in this Registration Statement for a discussion of recent accounting pronouncements and their impact on our Financial Statements.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Officers and Directors

The following individuals serve as the Directors and executive officers of our Company. All Directors of our Company hold office until the next annual meeting of our shareholders or until their successors have been elected and qualified. The executive officers of our Company are appointed by our Board of Directors and hold office until their death, resignation, or removal from office:

Name	Age	Position Held with our Company	Date First Elected or Appointed
Shlomo Palas	50	Chief Executive Officer and Director	March 3, 2010
Amit Zilbershtein	38	Chief Financial Officer	August 19, 2011
Mark Radom	43	Chief Carbon Officer and General Counsel	October 25, 2010
Joshua Shoham	60	Chairman	February 6, 2012
Roy Amizur	49	Executive Vice President	July 28, 2011

Business Experience

The following is a brief account of the education and business experience during at least the past five years of each Director, executive officer, and key employee of our Company, indicating the person's principal occupation during that period, and the name and principal business of the organization in which such occupation and employment were carried out.

36

Shlomo Palas, Chief Executive Officer and Director

Mr. Palas is a highly experienced entrepreneur who has held executive positions at a number of leading Israeli firms. He was a senior consultant with Mitzuv, a leading management consulting firm. For the past four years, Mr. Palas has specialized in the renewable and clean tech industries. He has gained significant experience in renewable and clean tech manufacturing, off-take contracts with leading petrol companies, legal/financial structuring, and fundraising for these industries. He has also developed a large network in private and government sectors in many cities across China.  Mr. Palas served as chief executive officer of Becco Biofuels China Ltd., which was a company active in the biofuel industry.  Mr. Palas has established the largest commercial algae farm in China together with one of China’s largest electrical utilities.  He has also developed and is operating a biodiesel production facility in China.  Since 2006, Mr. Palas has been a director and the general manager of Green Biofuels.

Mr. Palas received his M.A. Degree in Marketing from Baruch College and a B.A. degree, majoring in statistics and management at Haifa University.

The Board has concluded that Mr. Palas should serve as director of the Company because of his background in the renewable and clean tech industries and his experience and his executive level international experience.

Amit Zilbershtein, Chief Financial Officer

Mr. Zilbershtein is a Certified Public Accountant with 10 years of financial management and auditing experience in privately held and publicly traded companies. From 2007 to 2010, he has served as Controller for Vertex Venture Capital, an Israeli venture capital firm with over $600 million under management.  From 2000 to 2007, he was a Senior Manager at Ernst & Young Israel, the leading accounting firm in Israel.

37

Mr. Zilbershtein obtained a B.A. in Economics and Accounting from Ben-Gurion University where he also completed post-graduate studies in Accounting.

Mark Radom, Chief Carbon Officer and General Counsel

Mr. Radom has extensive experience in the carbon and renewable energy sector. He was legal counsel for a number of carbon and ecological project developers and was responsible for structuring joint ventures and advising on developing projects through the CDM/JI registration cycle and emission reduction purchase agreements. He advised aviation companies on the inclusion of aviation in the third phase of the EU ETS and was an executive of a European-based developer and integrator of carbon and ecological projects. Mr. Radom has experience in identifying and implementing promising industrial gas (N2O and SF6), methane (landfill, compost and/or soil amendments, coal mine, waste water and associated gas), fuel switch (from diesel to natural gas) and a range of renewable energy projects (wind, solar and biogas to energy).  Mr. Radom has assisted in the preparation of project design documents and has prepared complex projects for validation. Prior to this, he worked on Wall Street and in the City of London as a US securities and capital markets lawyer where he represented sovereigns, global investment banks and fortune 500 companies across a broad range of capital raising and corporate transactions.   Prior to 2007, Mr. Radom was an attorney in private practice in London.  Mr. Radom was Chief Operating Officer of Carbon Markets Global Limited, a London based company focusing on developing and trading carbon credits, from 2007 to 2009 and was promoted to its Chief Executive Officer in 2009.    In 2009 through Februrary of 2010, Mr. Radom was managing director of Carbon MPV Limited.  In February 2010, Mr. Radom became Chief Carbon Officer of the Company

Mr. Radom He is a graduate of Duke University and Brooklyn Law School. Mr. Radom is admitted to practice law in New York and New Jersey.

 Joshua Shoham, Director

Mr. Shoham has extensive experience in international business development and management. From 1986 to 1995, he was general manager for International Paper USA Ltd. in Israel. From 2002 to 2008, he served as a Director in Bio-Cell (TASE: BCEL), which reversed merged its activities into Protalix Biotherapeutics Inc. (AMEX:PLX; TASE: PLX). Since 2008, Mr. Shoham has been an independent business consultant in connection with a range of transactions and investments. Mr. Shoham has been involved in global markets throughout his career.

Mr. Shoham holds an LL.B degree from Tel Aviv University School of Law and a B.A in Economics and MBA from the Hebrew University of Jerusalem.

Roy Amizur, Executive Vice President

Mr. Amizur has significant experience with clean tech companies and related project development.  He started his career as a liaison officer between the Israeli Defense Industries and the UDS Defense Industries.  From 1980 to 1983 he served as an attaché at the Israeli Embassy in Washington D.C.  From 1989 to 1994, Mr. Amizur was founder and Chief Executive Officer of Coni, Ltd, a group that specialized in turnover project and trading activities in the Eastern European countries. In 1994 he joined Zina Investment Ltd, a private equity fund seeded by members of the Mozes family operating from Israel. As a managing partner of the fund’s general partner, he had an aggregate of $80M under management and targeted investments principally in the media and telecommunication sector. In 1999 Mr. Amizur joined Comverse Technology, Inc., a Nasdaq traded company, as vice president. In 2004 Mr. Amizur became a seed investor and the manager of various start-ups that were funded by venture capital groups in the US. From 2008 till today Roy Amizur has specifically focused on green technology companies through the Clean Technologies Group, Ltd., which specializes in investment in this sector worldwide.

Mr. Amizur graduated from the University of Maryland in 1987 with a BSC in Computer Science and obtained an MBA in 1989.

38

Board Leadership Structure

Although we have not adopted a formal policy on whether the Chairman and Chief Executive Officer positions should be separate or combined, we have determined that it is currently in the best interests of the Company and its shareholders to separate these roles.   Mr. Eliezer Weinberg served as our Chairman from March 2010 until March 1, 2012 upon his resignation. Mr. Shlomo Palas has been our Chief Executive Officer and a director since March 3, 2010. Mr. Joshua Shoham joined our board as an independent director in February of 2012 and became Chairman upon the resignation of Mr. Weinberg.

Our board of directors is primarily responsible for overseeing our risk management processes.  The board of directors receives and reviews periodic reports from management, auditors, legal counsel, and others, as considered appropriate regarding our company’s assessment of risks. The board of directors focuses on the most significant risks facing our company and our company’s general risk management strategy, and also ensures that risks undertaken by our Company are consistent with the board’s appetite for risk. While the board oversees our company’s risk management, management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing our company and that our board leadership structure supports this approach.

Family Relationships

There are no family relationships among our Directors or executive officers.

Involvement in Certain Legal Proceedings

None of our Directors, executive officers, promoters or control persons has been involved in any of the following events during the past ten years:

•	any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;
•	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offences);
•	being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or
•	being found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Committees of the Board of Directors

At present, we do not have any committees of the Board of Directors.

Code of Ethics

At present, we have not adopted a Code of Ethics applicable to our principal executive, financial and accounting officers; however, our securities counsel JSBarkats and our Board are considering implementation of such a Code in the near future.

39

Compliance with Section 16(a) of the Securities Exchange Act

Section 16(a) of the Exchange Act requires our Directors, executive officers and persons who own more than 10 percent of a registered class of our equity securities to file with the SEC initial statements of beneficial ownership, reports of changes in ownership and annual reports concerning their ownership of our Common Shares and other equity securities, on Forms 3, 4 and 5 respectively. Directors, executive officers and persons who own more than 10 percent of a registered class of our equity securities are required by the SEC regulations to furnish us with copies of all Section 16(a) reports that they file.

Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons, we believe that all filing requirements applicable to our Directors, executive officers, and persons who own more than 10 percent of a registered class of our equity securities were complied with.

Audit Committee

We do not presently have a separately constituted audit committee or any other committees of our Board of Directors. Nor do we have an audit committee “financial expert.” As such, our entire Board of Directors acts as our audit committee.

Board’s Role in Risk Oversight

The Board assesses on an ongoing basis the risks faced by the Company. These risks include financial, technological, competitive, and operational risks. The Board dedicates time at each of its meetings to review and consider the relevant risks faced by the Company at that time. In addition, since the Company does not have an Audit Committee, the entire Board is also responsible for the assessment and oversight of the Company’s financial risk exposures.

DIRECTORS

According to our By-laws, Directors are elected at the annual meeting of shareholders, and each Director holds office until his successor is elected and qualified.

Mr Palas became a director of the Company in January 2010.  Mr. Palas is director and Chief Executive Officer.  Mr. Palas derives his compensation for serving as Chief Executive Officer.  Mr. Palas is not independent.

Mr Shoham became a director of the Company in February 2012. He is an independent director. He became Chairman on March 1, 2012 upon Mr. Weinberg’s resignation from the board. Mr. Shoham receives no cash compensation from the Company for serving as a director. However, Mr. Shoham has received 2,000,000 shares of the Company’s common stock as compensation for his role as a director of the Company. Such shares are subject to pro rata forfeiture should Mr. Shoham resigned from the board prior to the second anniversary of his joining the board.

EXECUTIVE COMPENSATION

The particulars of compensation paid to the following persons during the fiscal periods ended September 30, 2011 and September 30, 2010, are set out in the summary compensation table below:

•	our Chief Executive Officer (Principal Executive Officer);
•	our Chief Financial Officer (Principal Financial Officer);
•	each of our three most highly compensated executive officers, other than the Principal Executive Officer and the Principal Financial Officer, who were serving as executive officers at the end of the fiscal year ended September 30, 2011; and
•	up to two additional individuals for whom disclosure would have been provided under the item above but for the fact that the individual was not serving as our executive officer at the end of the fiscal year ended September 30, 2011;

(Collectively, the “ Named Executive Officers ”):

40

SUMMARY COMPENSATION TABLE

						Non-
						Equity	Nonqualified
						Incentive	Deferred
Name and				Stock	Option	Plan	Compensation	All Other
Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Position	Year	($)	($)	($)	($)	($)	($)	($)	($)
Eliezer Weinberg,	2011	120,000	-	693,000	3,117,020	-	-	-	3,930,020
Chairman (1)	2010	70,000		-	1,818,262				1,888,262

Shlomo Palas,	2011	120,000	-	-	3,117,020	-	-	-	3,930,020
CEO and Director	2010	70,000	-	-	1,818,262	-	-	-	1,888,262

Shmuel Keshet,	2011	40,000	-	9,630,020	4,425,778	-	-	-	14,086,020
COO (2)	2010	70,000	-	-	1,818,262	-	-	-	1,888,262

Alex Werber,	2011	19,000	-	-	-	-	-	-	19,000
Acting CFO (3)	2010	12,000	-	-	-	-	-	-	12,000

Roy Amitzur,	2011	-	-	374,824	-	-	-	-	374,824
Executive Vice-President (4)	2010	-	-	-	-	-	-	-	-

Mark Radom,	2011	89,500	-	65,096	-	-	-	-	154,596
Chief Carbon Officer and General Counsel	2010	-	-	-	-	-	-	-

Amit Zilbershtein,	2011	-	-	-	-	-	-	-	-
CFO (non-active)	2010	-	-	-	-	-	-	-	-

Notes :

(1)	Served as Chairman from March 3, 2010 until March 1, 2012.

(2)	Served as Chief Operating Officer from March 3, 2010 until August 30, 2011.

(3)	Served as Chief Financial Officer and Treasurer from April 8, 2010 until August 19, 2011. Mr. Weber subsequently agreed to act as CFO through the end of fiscal 2011 as he was more familiar with the Company than Amit Zilberstein who was the newly appointed CFO.

(4)	Roy Amizur is entitled to receive U.S. $10,000 plus VAT per month after he arranges the investment of at least U.S. $450,000 in the Company and U.S. $15,000 plus VAT after he arranges the investment of U.S. $2,000,000 in equity in the Company.

41

Stock option grants

The following table sets forth information as of September 30, 2011 concerning unexercised options, unvested stock and equity incentive plan awards for the executive officers named in the Summary Compensation Table.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Eliezer Weinberg	5,201,195	3,120,722	-	$.001	5/13/12
Shlomo Palas	5,201,195	3,120,722	-	$.001	5/13/12

42

Employment Contracts and Termination of Employment Agreements

Effective March 3, 2010, we entered into an employment agreement with Shlomo Palas to serve as the Company’s CEO for a term of two years. As CEO, Mr. Palas, among other duties, is responsible for setting the overall corporate direction for the Company, including establishing and maintaining budgets for the Company and ensuring the Company has adequate capital for its operations, marketing and general corporate activities, all subject to any applicable law and to instructions provided by the board of directors of the Company. Under the agreement, Mr. Palas receives monthly remuneration at a gross rate of USD$10,000 + VAT increasing to a gross monthly rate of USD$15,000 + VAT upon the completion of PDDs for two projects. Mr. Palas will be entitled to participate in any Company bonus plan or incentive compensation plan for its employees adopted by the Company. Mr. Palas’ employment may be terminated for no cause by any of the parties with a prior notice of six months if terminated within a period of 24 months or with a notice of three months if terminated after 24 months from the effective date of the agreement. The employment agreement contains a 24-month confidentiality clause and 12-month non-competition and non-solicitation clauses. The employment agreement is construed and interpreted in accordance with the laws of the State of Israel.

In connection with the Project Assignment Agreement and effective February 22nd, 2010, the Company and Mr. Radom entered into a Business Development Agreement whereby the Company retained Mark Radom as an independent contractor to perform, or procure the performance of, services necessary with respect to the projects assigned to the Company pursuant to the Project Assignment Agreement.

Pursuant to the terms of the agreement, Mr. Radom services include, among other things, selecting third-party services, goods and technology providers, overseeing the registration process, overseeing the project implementation and the generation of new business relating to carbon credit and ecological projects. Under the agreement, Mr. Radom receives monthly remuneration of USD$7,000 for his services. Mr. Radom is also entitled to participate in any future grant options available to employees and will be considered a senior manager for the purpose of such a grant.   Subject to the ability to terminate the agreement for material breach and other the conditions described below, the agreement will terminate on the earlier of (i) 25 years from the effective date or (ii) termination of Kyoto Protocol or (iii) April 15, 2010 if Mr. Radom fails to deliver by such time to the Company at least two signed project agreements and two signed project memoranda of understanding.   After April 15, 2010, the Company may terminate the agreement on 90 days’ written notice to Mr. Radom for any reason or no reason at all. After March 1, 2011, Mr. Radom may terminate the agreement on 90 days’ written notice to the Company for any reason or no reason at all. The agreement contains a confidentiality clause and specifically states that the relationship between the parties is that of an independent contractor without the authority to bind the other party.

On July 28, 2011 the Board adopted a resolution approving an amendment to the Consulting Agreement of its Chief Carbon Officer Mr. Mark Radom and authorized the issuance of an aggregate of four  million five hundred thousand (4,500,000) shares of the Registrant’s common stock. All such shares are to be held in escrow for a period of 24 months and are restricted for that same period

43

Under the terms of the Consulting and Employment Agreement with Mr. Amizur dated as of July 25, 2011, Mr. Amizur agreed, for a period of 24 months, to serve as Executive Vice President of the Company reporting directly to the Chief Executive Officer of the Company.  During such period Mr. Amizur shall serve as Executive Vice President of the Company and shall focus on funds raising and on marketing the Company in the financial communities.  Pursuant to the agreement,  the Company issued to Amizur an aggregate of twelve million and five hundred (12,500,000) Shares in exchange for all services provided by him as Executive Vice President and for any other consulting services provided in accordance with the terms of the Agreement. Such shares are restricted for a period of 24 months and held in escrow until vested, which vesting shall occur in equal, quarterly installments beginning in September 2011.

Under the terms of the Consulting and Employment Agreement with Mr. Amizur, Mr. Amizur is entitled to participate on similar terms as the other executives of the Company in bonus plans or incentive compensation plans for its employees.  For services rendered under the agreement, Mr. Amizur will be paid a monthly fee, payable within 10 days after the end of each month against an invoice, at a gross monthly rate of US$10,000 + VAT when applicable. Under the agreement, Mr. Amizur will be entitled to fees only after the Company has raised an aggregate amount of at least $450,000.   Subsequently, such fee will increase to a gross monthly rate of USD $15,000 + VAT after the Company has raised an aggregate equity investment against its shares of $2,000,000.    The Company may terminate the agreement by giving 30 days written notice to Mr. Amizur if he has not assisted the Company in raising at least $1,000,000 in equity financing within a period of 12 months from the date of the agreement.

There are currently no arrangements or plans in which we provide pension, retirement or similar benefits for our Directors and officers; however our Board of Directors may approve any such plan at any time in their discretion, in which case Mr. Weinberg, Mr. Palas and Mr. Amizur and Mr.Radom would be entitled to participate. We currently do not have any material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our Directors or officers

Director Compensation

Currently, one of our two directors have employment agreements with the Company, the terms of which are described above.  Under the terms of such agreement, such director is required to perform duties in addition to his duties as a director, and the compensation paid to him under his agreement covers all duties, including both director and non-director duties.  For such director, the Board has not delineated the portion of compensation applicable to director and non-director duties as such duties often overlap.

Currently, Joshua Shoham is the only director on the Board who serves only in a director capacity.   As compensation for his duties as director, Mr. Shoham has received 2,000,000 shares of common stock of the Company. Such shares are subject to pro rata forfeiture should Mr. Shoham resign from his directorship prior to the second anniversary of his joining the Board. This compensation has been individually negotiated and any directors who subsequently serve on as a director may receive the same of different compensation as a director. Currently, the Board has not determined standard, uniform compensation and expense reimbursement arrangements for all individuals serving only as a director.  Uniform compensation and expense reimbursement arrangements for persons serving only as directors may be determined when more such individuals join the Board.

44

DIRECTOR COMPENSATION TABLE FOR FISCAL 2011

Name	Fees earned or paid in cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Eliezer Weinberg	See Summary Table Above	See Summary Table Above	See Summary Table Above	See Summary Table Above	See Summary Table Above	See Summary Table Above	See Summary Table Above
Shlomo Palas	See Summary Table Above	See Summary Table Above	See Summary Table Above	See Summary Table Above	See Summary Table Above	See Summary Table Above	See Summary Table Above

45

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of the date of this report, the total number of shares owned beneficially by each of our directors, officers and key employees, individually and as a group, and the present owners of 5% or more of our total outstanding shares. The stockholders listed below have direct ownership of his/her shares and possess voting and dispositive power with respect to the shares.

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership (1)		Percentage of Class (2)
Amir Rachmani No. 19 Shamai Street, P.O.B 2020, Jerusalem 91020, Israel	Common Stock	31,450,000		21.21%
JLS Florinis 7 Greg Tower, 6th floor, 1065, Nicosia, Cyprus	Common Stock	13,575,000	(3)	9.16%
Eliezer Weinberg	Common Stock	14,121,917	(4)	9.52%
Shlomo Palas	Common Stock	14,121,917	(5)	9.52%
Shmuel Keshet (6)	Common Stock	9,630,242		6.5%
Mark Radom	Common Stock	5,000,000		3.37%
Joshua Shoham	Common Stock	2,000,000		1.35%
Directors and Executive Officers as a Group (4 people)	Common Stock	21,121,917		14.25%
Directors and Executive Officers and 5% Stockholders as a Group	Common Stock	89,899,076		60.65%

Notes :

(1)	Except as otherwise indicated, we believe that the beneficial owners of the common stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable, or exercisable within 60 days, are deemed outstanding for purposes of computing the percentage ownership of the person holding such option or warrants, but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, the address of each person listed is c/o Blue Sphere Corporation 35 Asuta Street, Even Yehuda, Israel 40500.

46

(2)	Based on 148,219,131 shares of common stock issued and outstanding as of March 27, 2012.

(3)	On December 28, 2011, shares owned by Roy Amitzur were transferred to his employer, JLS. JLS is a party to the consulting agreement between the Company and Amitzur. Mr. Amitzur exercises no control over JLS and disclaims beneficial ownership in the shares of the Company owned by JLS. Such shares are restricted for a period of 24 months and held in escrow until vested in equal, quarterly installments beginning in September of 2011. Such shares have not been included in the total shares owned by officers and directors as a group.

(4)	We issued 8,321,917 options to Eliezer Weinberg, all of which were exercised upon his resignation on March 1, 2012. As a result of Mr. Weinberg’s resignation, these shares are not included in the shares held by directors and officers as a group.

(5)	We issued 8,321,917 options to Shlomo Palas, all of which were exercised in March of 2012.

(6)	Mr. Keshet resigned as Chief Operating Officer in August 31, 2011. As a result, his shares are not included in the shares held by directors and officers as a group

SELLING STOCKHOLDERS

This prospectus relates to the possible resale by the selling stockholder, Centurion Private Equity, LLC, of shares of common stock that (i) we may issue to Centurion pursuant to the Investment Agreement that we entered into with Centurion on August 17, 2011, and (ii) we issued to Centurion pursuant to the Investment Agreement as commitment shares and fees shares. Such selling stockholder may from time to time offer and sell pursuant to this prospectus any or all of the shares that it acquires or acquired under the Investment Agreement.

This prospectus also relates to the possible resale by the French Lender of shares of common stock that the Company issued to it as partial consideration for the Promissory Note issued to the French Lender on February 22, 2012.

No estimate can be given as to the amount or percentage of our common stock that will be held by the selling stockholder after any sales made pursuant to this prospectus because the selling stockholders are not required to sell any of the shares being registered under this prospectus. The following table assumes that the selling stockholders will sell all of the shares listed in this prospectus.

The following table presents information regarding the selling stockholders and the shares that they may offer and resell from time to time under this prospectus. This table is prepared based on information supplied to us by the selling stockholders. As used in this prospectus, the term “selling stockholders” includes Centurion and the French Lender and any donees, pledgees, transferees or other successors in interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge or other non-sale related transfer. The number of shares in the column “Number of Shares Offered” represents all of the shares that the selling stockholders may offer under this prospectus. The selling stockholders may sell some, all, or none of its shares. We do not know how long the selling stockholders will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholders regarding the sale of any of the shares.

47

	Shares Beneficially Owned				Number of	Shares Beneficially Owned
	Prior to the Offering				Shares	After the Offering(6)
Name of Beneficial Owner	Number		Percent		Offered	Number	Percent
Centurion Private Equity, LLC (1)	12,812,500	(3)	8.08	%(4)	12,812,500	0	0.00%

Jean-Marc Karouby, MD (2)	2,800,000		1.89	%(5)	2,800,000	0	0.00%

(1)	The address of Centurion is: Centurion Private Equity LLC, 1120 Sanctuary Parkway, Suite 325, Alpharetta, GA 30009. Michael C. Kendrick and Eric S. Swartz are the natural persons who have voting and/or investment control over our securities that Centurion is deemed to own.

(2)	The address of Jean-Marc Karouby is 5 Rue Du Septembre, Aix En Provence, 13100 France.

(3)	Consists of (i) 2,545,055 shares of common stock already issued as commitment shares and fee shares, and (ii) 10,267,445 shares of common stock issuable under the Investment Agreement entered into with Centurion on August 17, 2011. For the purposes hereof, we assumed the issuance of the entire amount of Put Shares being registered hereunder and issuable to Centurion under the Equity Funding Facility, and no resale of any shares by Centurion. We will file subsequent amendments to the Registration Statement to cover the resale of any additional shares of common stock issued to Centurion by us.

(4)	Based on 158,486,576 shares of the Company’s common stock, representing 148,219,131 issued and outstanding shares of the Company’s common stock as of March 27, 2012 which number includes 2,545,055 shares of common stock already issued to Centurion, plus 10,267,445 shares of common stock being registered hereunder and issuable as Put shares under the Investment Agreement entered into with Centurion on August 17, 2011.

(5)	Based on 148,219,131 shares of the Company’s common stock outstanding as of March 27, 2012.

(6)	For the purposes hereof, we assumed the resale of all of the shares held by the Selling Stockholders

RELATIONSHIPS BETWEEN THE ISSUER AND THE SELLING STOCKHOLDERS

The selling stockholder has not at any time during the past three years acted as one of our employees, officers or directors and has not had a material relationship with us.

PLAN OF DISTRIBUTION

We are registering 12,812,500 shares of common stock under this prospectus on behalf of Centurion and 2,800,000 shares of common stock under this prospectus on behalf of the French Lender. To our knowledge, the selling stockholders have not entered into any agreement, arrangement or understanding with any particular broker or market maker with respect to the shares of common stock offered hereby, nor do we know the identity of any brokers or market makers that may participate in the resale of the shares.

The selling stockholders may decide not to sell any shares. The selling stockholders may from time to time offer some or all of the shares of common stock through brokers, dealers or agents who may receive compensation in the form of discounts, concessions or commissions from Centurion and/or the purchasers of the shares of common stock for whom they may act as agent. In effecting sales, broker-dealers that are engaged by Centurion may arrange for other broker-dealers to participate.

Centurion is an “underwriter” within the meaning of the Securities Act. Any brokers, dealers or agents who participate in the distribution of the shares of common stock with either Centurion or the French Lender may also be deemed to be “underwriters,” and any profits on the sale of the shares of common stock by them and any discounts, commissions or concessions received by any such brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. Because Centurion may be deemed to be an underwriter, Centurion may be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

48

The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made, on the over-the-counter market, otherwise or in a combination of such methods of sale, at then prevailing market prices, at prices related to prevailing market prices or at negotiated prices. The shares of common stock may be sold according to one or more of the following methods:

—	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
—	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
—	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
—	privately negotiated transactions;
—	broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;
—	a combination of any such methods of sale; or
—	any other method permitted pursuant to applicable law.

Any shares covered by this prospectus which qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. In addition, Centurion may transfer the shares by other means not described in this prospectus.

Broker-dealers engaged by the selling security holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. To our knowledge, the selling stockholders do not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Because the selling stockholders may be deemed to be underwriters within the meaning of the Securities Act, it may be subject to the prospectus delivery requirements of the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of common stock will be paid by the selling stockholders and/or the purchasers. Centurion has represented and warranted to us in the Investment Agreement that it had no arrangement or intention to sell the common stock of the Company to or through any person or entity.

49

To our knowledge, other than Centurion itself, there is no underwriter or coordinating broker acting in connection with any proposed resale of the shares by Centurion.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they defaults in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors-in-interest as selling stockholders under this prospectus. Upon our being notified in writing by the selling stockholders that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon our being notified in writing by any applicable selling stockholder that a donee or pledgee intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify Centurion against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Centurion may not assign its obligations under the Investment Agreement.

Centurion may enter into any short sale or other hedging or similar arrangement it deems appropriate with respect to Put Shares after it receives a Put notice with respect to such Put Shares so long as such sales or arrangements do not involve more than the number of the Put Shares specified in the applicable Put notice.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since the beginning of the fiscal year preceding the last fiscal year and except as disclosed below, none of the following persons has had any direct or indirect material interest in any transaction to which our Company was or is a party, or in any proposed transaction to which our Company proposes to be a party:

—	any Director or officer of our Company;
—	any proposed Director of officer of our Company;
—	any person who beneficially owns, directly or indirectly, shares carrying more than 5 percent of the voting rights attached to our common stock; or
—	any member of the immediate family of any of the foregoing persons (including a spouse, parents, children, siblings, and in- laws).

50

Mr. Shlomo Palas is not an Independent Director of the Company as he is an executive officer. The determination of independence of Directors has been made using the definition of "Independent Director" contained under Nasdaq Marketplace Rule 4200(a)(15).

As noted above, Mr. Palas has personally guaranteed the indebtedness of the Company under the Promissory Note issued to the French Lender.

Under the Advisory Agreement, dated as of February 29, 2012, between the Company and Eli Weinberg, Mr. Weinberg shall serve as the Strategic Business Advisor to the Company while maintaining his role as Director of Eastern Sphere, Ltd, the Company’s wholly owned subsidiary. Pursuant to the agreement, Mr. Weinberg will, among other things, assist the company in the process of strategic decisions, in the preparation of annual budgets, in project appraisals, in financial analyses and in the structuring of certain of the Company’s transactions. As compensation for his services, Mr. Weinberg receives monthly remuneration at a gross rate of USD$10,000 + VAT increasing to a gross monthly rate of USD$15,000 + VAT. Mr. Weinberg will be entitled to participate in any Company bonus plan or incentive compensation plan for its employees adopted by the Company. Mr. Weinberg is also entitled to reimbursement of reasonable expenses that have been preapproved by the Company. Under the Advisor Agreement, the Company acknowledges that it presently does not have the funds to compensate Mr. Weinberg in cash and agrees that his fees will be reflected in the Company’s books and records as a loan from Mr. Weinberg to the Company. The Company also acknowledges under the Advisory Agreement that Mr. Weinberg already has $130,000 + VAT in such loans and that Mr. Weinberg will have the option, at any time, to convert all or any portion of such current or future loans into shares of common stock of the Company at an average trading price for the shares for the ten day period immediately prior to the date of Mr. Weinberg’s request to exercise such option. Under the Advisory Agreement, any such option will survive the termination of the Advisory Agreement.

The agreement has a term of 5 years but can be terminated by either party upon six months notice. The Company has agreed to indemnify Mr. Weinberg under its standard policies for directors and officers. Mr. Weinberg is subject to confidentiality provisions and during the term of the agreement, he is also restricted from competing with the Company or soliciting its customers. The Advisory Agreement contains customary mutual representations and warranties regarding its binding nature, due authorization, due execution and delivery, non-contravention with other obligations and required consents.

DESCRIPTION OF SECURITIES

Authorized Capital and Outstanding Shares

Our authorized capital stock consists of 1,750,000,000 shares of common stock, $0.001 par value. As of  March 27, 2012, there were 148,219,131 shares of our common stock outstanding that were held of record by approximately 59 stockholders.

Common Stock

The holders of our common stock have equal ratable rights to dividends from funds legally available therefore, when, as and if declared by our board of directors. Holders of common stock are also entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of the affairs.

All shares of common stock now outstanding are fully paid and non-assessable.

The holders of shares of common stock do not have cumulative voting rights, which means that the holders of more than 50% of such outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose and in such event, the holders of the remaining shares will not be able to elect any of our directors. The holders of 50% percent of the outstanding common stock constitute a quorum at any meeting of shareholders, and the vote by the holders of a majority of the outstanding shares are required to effect certain fundamental corporate changes, such as liquidation, merger or amendment of our articles of incorporation.

Dividends

We have not paid any dividends on our common stock. The payment of cash dividends in the future, if any, will be contingent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any dividends will be within the discretion of our board of directors. It is the present intention of the board of directors to retain all earnings, if any, for use in our business operations and, accordingly, the board does not anticipate paying any cash dividends in the foreseeable future.

Registration Rights

The shares covered by the Registration Statement and prospectus, which may be resold by Centurion in connection with the Investment Agreement and the French Lender in connection with the Promissory Note, have registration rights. In connection with establishing the Equity Funding Facility with Centurion, we entered into a registration rights agreement with Centurion. Pursuant to the registration rights agreement, we filed a registration statement, of which this prospectus forms a part, with the SEC. We have agreed to use our commercially reasonable efforts to cause the Registration Statement to be declared effective by the SEC. The effectiveness of this registration statement is a condition precedent to our ability to utilize the Equity Funding Facility and sell the shares of common stock subject to the Registration Statement to Centurion under the Investment Agreement. In connection with the execution of the Promissory Note, we agreed to provide the French Lender with registration rights substantially similar to the rights granted to Centurion.

51

Transfer Agent

Our transfer agent is VStock Transfer, LLC.

EXPERTS

The financial statements for the years ended September 30, 2011, 2010 and 2009 included in this prospectus have been audited by Brightman Almagor Zohar & Co., a Member Firm of Deloitte Touche Tohmatsu, to the extent and for the periods indicated in their report thereon.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation provide that no officer or director shall be personally liable to us or our stockholders for monetary damages except as provided pursuant to the Nevada Revised Statutes. Our Articles of Incorporation also provide that we will indemnify and hold harmless each person who serves at any time as a director, officer, employee or agent of us from and against any and all claims, judgments and liabilities to which such person shall become subject by reason of the fact that he is or was a director, officer, employee or agent of us, and shall reimburse such person for all legal and other expenses reasonably incurred by him or her in connection with any such claim or liability. We also have the power to defend such person from all suits or claims in accordance with the Nevada Revised Statutes. The rights accruing to any person under our bylaws and Articles of Incorporation do not exclude any other right to which any such person may lawfully be entitled, and we may indemnify or reimburse such person in any proper case, even though not specifically provided for by the bylaws and Articles of Incorporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer for expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

52

LEGAL MATTERS

The validity of our common stock offered hereby will be passed upon for us by JS Barkats PLLC.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a Registration Statement on Form S-1 under the Securities Act for the common stock offered under this prospectus. We are subject to the informational requirements of the Exchange Act, and file annual and current reports, proxy statements and other information with the Commission. These reports, proxy statements and other information filed by Blue Sphere Corporation, Inc. can be read and copied at the Commission’s Public Reference Room at 100 F Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330.

The Commission also maintains a website that contains reports, proxy statements, information statements and other information concerning Blue Sphere Corporation. located at http://www.sec.gov. This prospectus does not contain all the information required to be in the Registration Statement (including the exhibits), which we have filed with the Commission under the Securities Act and to which reference is made in this prospectus.

53

BLUE SPHERE CORP.

(A development stage company)

INTERIM CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2011

IN U.S. DOLLARS

UNAUDITED

TABLE OF CONTENTS

Page
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS:
Balance sheets as of December 31, 2011 and September 30, 2011	F-1
Statements of operations for the three months ended December 31, 2011 and 2010; and for the period from July 17, 2007 through December 31, 2011	F-2
Statements of changes in stockholders' deficit for the period of three months ended December 31, 2011; and for the period from July 17, 2007 through September 30, 2011	F-3
Statements of cash flows for the three months ended December 31, 2011 and 2010; and for the period from July 17, 2007 through December 31, 2011	F-4
Notes to interim financial statements	F-5 – F-7

54

BLUE SPHERE CORP.

(A development stage company)

CONDENSED CONSOLIDATED BALANCE SHEETS

(U.S. dollars in thousands except share and per share data)

	December 31,	September 30,
	2011	2011
	Unaudited	Audited
Assets
CURRENT ASSETS:
Cash and cash equivalents	$7	$50
Other current assets	44	17
Total current assets	51	67

PROPERTY, PLANT AND EQUIPMENT, net of accumulated depreciation	8	9
Total assets	$59	$76
Liabilities and Stockholders’ Equity (Deficit)
CURRENT LIABILITIES:
Accounts payables	$10	$9
Other accounts payable	251	163
Asher Capital - Debenture	79	45
Total current liabilities	340	217
STOCKHOLDERS' DEFICIT:
Common shares of $0.001 par value each:
Authorized: 1,750,000,000 shares at December 31, 2011 and September 30, 2011, Issued and outstanding: 120,825,297 shares and 116,725,297 shares at December 31, 2011 and September 30, 2011, respectively	121	117
Additional paid-in capital	24,321	22,670
Accumulated deficit during the development stage	(24,723)	(22,928)
Total Stockholders’ Equity (Deficit)	(281)	(141)
Total liabilities and Stockholders’ Equity (Deficit)	$59	$76

The accompanying notes are an integral part of the consolidated financial statements.

F-1

BLUE SPHERE CORP.

(A development stage company)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(U.S. dollars in thousands except share and per share data)

			Cumulative
			from July 17,
	Three months ended		2007 through
	December 31		December 31,
	2011	2010	2011
	(Unaudited)		Unaudited

OPERATING EXPENSES -
General and administrative expenses *	$1,792	$2,581	$24,719
FINANCIAL EXPENSES (INCOME), net	3	(1)	4
NET LOSS FOR THE PERIOD	$1,795	$2,580	$24,723

Net loss per common share - basic and diluted	$(0.02)	$(0.04)

Weighted average number of common shares outstanding during the period - basic and diluted	119,490,514	68,500,000

*	In the three months period ended December 31, 2011 and 2010 - includes $1,559 thousands and $2,338 thousands, respectively of share-based compensation.

The accompanying notes are an integral part of the consolidated financial statements.

F-2

. BLUE SPHERE CORP.

(A development stage company)

STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)

(U.S. dollars in thousands, except share and per share data)

				Accumulated
				deficit
	Common Stock, $0.00001 Par Value		Additional paid-in	during the development	Total Stockholders'
	Shares	Amount	Capital	stage	Equity (deficit)
COMMON STOCK ISSUED, JULY 17, 2007 (DATE OF INCEPTION)	1,900,000	$2	$67	$-	$69
CHANGES DURING THE PERIOD FROM JULY 17,2007 THROUGH DECEMBER 31, 2011 (audited):
Issuance of common stock	471,948	-	198	-	198
Share split of 35:1	64,600,000	65	(65)	-	-
Common stock issued as direct offering costs	2,000,000	2	995	-	997
Share based compensation	16,025,609	16	16,105	-	16,121
Exercise of Options	8,321,917	8	-	-	8
Issuance of shares for services	23,405,823	24	5,370	-	5,394
Net loss for the period	-	-	-	(22,928)	(22,928)
BALANCE AT SEPTEMBER 30, 2011 (audited)	116,725,297	$117	$22,670	$(22,928)	$(141)
CHANGES DURING THE PERIOD OF THREE MONTHS ENDED DECEMBER 31, 2011 (unaudited):
Share based compensation	-	-	1,559	-	1,559
Issuance of common stock	525,000	1	19	-	20
Issuance of shares for services	3,575,000	3	73		76
Net loss for the period	-	-	-	(1,795)	(1,795)
BALANCE AT DECEMBER 31, 2011 (Unaudited)	120,825,297	$121	$24,321	$(24,723)	$(281)

The accompanying notes are an integral part of the consolidated financial statements.

F-3

BLUE SPHERE CORP.

(A development stage company)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(U.S. dollars in thousands)

			For the period
			From July 17,
	Three months ended		2007 through
	December 31		December 31,
	2011	2010	2011
	(Unaudited)		(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Profit (Net loss) for the period	$(1,795)	$(2,580)	$(24,723)
Adjustments required to reconcile net loss to net cash used in operating activities:
Share based compensation expenses	1,559	2,338	17,680
Depreciation	1	-	1
Expenses in respect of the Asher Capital debentures	1	-	1
Issuance of shares for services	76	-	5,470
Decrease (increase) in other current assets	(27)	11	(44)
Increase in accounts payables	1	(23)	10
Increase in other account payables	88	1	251
Net cash used in operating activities	(96)	(253)	(1,354)
CASH FLOWS FROM INVESTING ACTIVITIES:
Payment for purchasing of fixed assets	-	-	(9)
Net cash used in investing activities	-	-	(9)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from options exercise	-	-	8
Proceeds from issuance of convertible debenture	33	-	78
Proceeds from stock issued for cash	20	-	1,284
Net cash provided by financing activities	53	-	1,370

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(43)	(253)	7

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	50	355	-

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$7	$102	$7

The accompanying notes are an integral part of the consolidated financial statement

F-4

BLUE SPHERE CORP.

(A development stage company)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

NOTE 1 - BASIS OF PRESENTATION:

The accompanying unaudited condensed consolidated financial statements have been prepared on the same basis, as the annual consolidated financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the financial position and results of operations of Blue Sphere Corp.. ("the Company”). These consolidated financial statements and notes thereto are unaudited and should be read in conjunction with the Company’s audited financial statements included in its Annual Report on Form 10-K for the year ended September 30, 2011, as filed with the Securities and Exchange Commission. The results of operations for the three months ended December 31, 2011 are not necessarily indicative of results that could be expected for the entire fiscal year.

NOTE 2 - GENERAL

a.	The Company was incorporated in the state of Nevada on July 17, 2007 and was in the business of developing and promoting automotive internet sites. During the second quarter of 2010 the management of the Company decided to change its business focus to that of Greenhouse Gas (GHG) emission reduction, .The Company seek to generate revenue through sales of carbon credits, energy generation, project development and sale of byproducts.

The Company offers potential partners (owners of: landfills, coal mines, fertilizer factories, etc) a kind of turnkey operation in dealing with the emission reduction. The Company service consists of: executing the process needed in order to make the project eligible for carbon credits, choosing the most suitable technology to be applied, arranging for the financing, constructing and managing the project for its life. We operate primarily in countries from the former Soviet Union, China and the USA.

On September 16, 2011, we signed a securities purchase agreement with Asher Enterprises, Inc., a Delaware corporation with a head office in New York (“Asher”), pursuant to which Asher purchased an aggregate amount of U.S. $45,000 of our 8% convertible notes (the “Notes”). The Notes are convertible into shares of common stock of the Company from time to time, and at any time, beginning March 14, 2012 and ending, absent any condition of default, on June 14, 2012, subject to the limitations and conditions set forth in the Notes. The Company has the right to prepay the Note under the certain conditions for 180 days following the issue date. On November 21, 2011 Asher purchased additional Note for an aggregate amount of U.S. $32,500 of our 8% convertible notes.

F-5

BLUE SPHERE CORP.

(A development stage company)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

NOTE 3 - INTERIM FINANCIAL STATEMENTS

The accompanying unaudited interim consolidated financial statements as of December 31, 2011 and for the three months then ended, have been prepared in accordance with accounting principles generally accepted in the United States relating to the preparation of financial statements for interim periods. Accordingly, they do not include all the information and footnotes required for annual financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three months ended December 31, 2011 are not necessarily indicative of the results that may be expected for the year ending September 30, 2012.

The September 30, 2011 Condensed Balance Sheet data was derived from audited financial statements, but does not include all disclosures required by accounting principles generally accepted in the United States of America. These financial statements should be read in conjunction with the financial statements and notes thereto contained in the Company’s Annual Report on Form 10-K for the year ended September 30, 2011.

NOTE 4 – SIGNIFICANT ACCOUNTING POLICIES

The significant accounting policies applied in the annual financial statements of the Company as of September 30, 2011, are applied consistently in these financial statements.

NOTE 5 - GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As of December 31, 2011, the Company had approximately $7 thousand in cash and cash equivalents, approximately $289 thousand in negative working capital, a stockholders’ deficit of approximately $281 thousand and an accumulated deficit during development stage of approximately $24,723 thousand. Management anticipates that their business will require substantial additional investments that have not yet been secured. The Company anticipates that the existing cash will not be sufficient to continue its operations through the next 12 months. Management is continuing in the process of fund raising in the private equity markets as the Company will need to finance future activities and general and administrative expenses. These conditions raise substantial doubt about the Company's ability to continue as a going concern.

These financial statements do not include any adjustments that may be necessary should the Company be unable to continue as a going concern. The Company’s continuation as a going concern is dependent on its ability to obtain additional financing as may be required and ultimately to attain profitability.

F-6

BLUE SPHERE CORP.

(A development stage company)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

NOTE 6 - NEWLY ISSUED ACCOUNTING PRONOUNCEMENTS:

No new accounting standards have been adopted since the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2011 was filed.

NOTE 7 – COMMON SHARES:

On November 3, 2011, the Company entered into a consulting agreement with He Mu for business development and project management in China in exchange for 3,000,000 shares of common stock (the "Shares").  The Shares are restricted for thirty-six (36) months following their issuance and are being held in Escrow for the entire thirty-six (36) month restricted period. The escrowed shares are subject to a claw-back provision so that if the agreement is terminated for any reason prior to the completion of 36 months, the amount of 83,333 shares will be returned to the Company for each month of such early termination.

During October 2011, the Company issued 525,000 common shares of the Company to an investor for total consideration of $20 Thousand.

On May 22, 2011, the Company and Bluebird Finance & Projects Ltd ("Bluebird") entered into a financing consulting services agreement according to which Bluebird will assist the Company with evaluating potential projects, review agreements, search for potential financing parties, accompany the Company in financing activities, etc. The agreement shall be valid for a period of 24 months and can be terminated by either party subject to a written notice of 60 days in advance. In consideration for Bluebird services, the Company will pay a monthly retainer fee of 15,000 common shares of the Company. In addition, the Company shall pay Bluebird a success fee of 2% for each executed financing round with a minimum of $50 thousand. During the quarter ended December 31, 2011 the Company issued 75,000 common shares in respect of the above agreement.

On October 11, 2011, the Company and Bluebird signed an amendment for the May 22, 2011 agreement according to it, in order to incentivize Bluebird to expand and enhance its efforts on behalf of the Blue Sphere, the Company shall issue the Bluebird (1) additional 500,000 common shares of the company upon signing of the amendment to the agreement (2) additional 500,000 common shares upon receipt of an investment or debt of at least $5,000 thousands and (3) additional 500,000 common shares upon receipt of an additional investment or debt of at least $5,000 thousands (total amount received of $10,000 thousand). During the period ended December 31, 2011 the Company issued to Bluebird 500,000 common shares under the above amendment to the agreement. The shares to be issued under the above amendment would be restricted for a period of 12 months from the date of issuance.

NOTE 8 – SUBSEQUENT EVENTS:

On January 5, 2012, the Company approved the issuance of 1,250,000 common shares of the Company to an investor for total consideration of $35 Thousand. The consideration for the shares has not yet been received to the date of the approval of the financial statements.

On February 1, 2012 the Company approved the grant of 1,600,000 common shares of the Company for each of its Chief Executive Officer and the Chairman of the Board. In addition, the Company approved the grant of 500,000 common shares of the Company for its Chief Carbon Officer and general counsel.

On February 6, 2012 the Company decided to appoint Mr. Joshua Shoham as a director and to issue him 2,000,000 common shares of the Company.

F-7

Blue Sphere Corp.

CONSOLIDATED FINANCIAL STATEMENTS

AS OF September 30, 2011

TABLE OF CONTENTS

Page

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F-9

CONSOLIDATED FINANCIAL STATEMENTS IN U.S. DOLLARS:
Balance Sheets	F-10
Statements of operations	F-11
Statements of changes in shareholders' equity (capital deficiency)	F-12
Statements of cash flows	F-13
Notes to financial statements	F-14-F-22

F-8

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Blue Sphere Corp. (A Development Stage Company)

We have audited the accompanying consolidated balance sheets of Blue Sphere Corp. and its subsidiaries (a development stage company) as of September 30, 2011 and 2010, the related consolidated statements of operations, stockholders' equity, and cash flows for each of the two years in the period ended September 30, 2011 and for the period from May 17, 2007 (date of inception) to September 30, 2011. These financial statements are the responsibility of the Company’s Board of Directors and management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion .

In our opinion, based on our audit, such consolidated financial statements present fairly, in all material respects, the financial position of Blue Sphere Corp. and its subsidiaries as of September 30, 2011 and 2010 and the results of their operations, stockholders' equity and their cash flows for each of the two years in the period ended September 30, 2011 and for the period from May 17, 2007 (date of inception) to September 30, 2011, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1a to the financial statements, the Company has incurred recurring losses from operations that raises substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in Note 1a. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Brightman Almagor Zohar & Co.

Certified Public Accountants

A Member Firm of Deloitte Touche Tohmatsu

Tel Aviv, Israel

January 01, 2012

F-9

Blue Sphere Corp.

(A Development Stage Company)

Consolidated Balance Sheets

(In thousands except share and per share data)

	September 30, 2011	September 30, 2010
Assets
Current Assets
Cash	$50	$355
Other current assets	17	24
Total Current Assets	67	379

PROPERTY AND EQUIPMENT, NET	$9	$8

Total Assets	$76	$387

Liabilities and Stockholders’ Equity (Deficit)
Current Liabilities
Accounts payable	$9	$115
Other accounts payable	163	3
Asher Capital – Debenture	45
Total Current Liabilities	217	118

Stockholders’ Deficit
Common shares of, $0.001 par value; 1,750,000,000 shares authorized; at Septemeber 30, 2011 and September 30, 2010 respectively	-	-
Issued and outstanding: 116,725,297 shares and 68,500,000 shares at September 30, 2011 and September 30, 2010, respectively	117	69
Additional paid in capital	22,670	6,452
Deficit accumulated during the development stage	(22,928)	(6,252)
Total Stockholders’ Equity	(141)	269

Total Liabilities and Stockholders' Equity	$76	$387

See accompanying notes to financial statements

F-10

Blue Sphere Corp.

(A Development Stage Company)

Consolidated Statements of Operations

(In thousands except share and per share data)

	Year ended		For the Period from
	September 30, 2011		May 17, 2007 (inception) to
	2011	2010	September 30, 2011
OPERATING EXPENSES -
General and administrative expenses*	$16,671	$6,192	$22,927
FINANCIAL EXPENSES (INCOME), net	5	(4)	1
NET LOSS	16,676	6,188	22,928

Net loss per common share - basic and diluted	$0.21	$0.09

Weighted average number of common shares outstanding during the period - basic and diluted	78,311,612	67,300,000

* In the year ended September 30, 2011 - includes $16,058 thousands share-based compensation.

The accompanying notes are an integral part of the consolidated financial statements.

F-11

Blue Sphere Corp.

Statement of Stockholders' Equity (Deficit)

(U.S. dollars in thousands, except share and per share data)

					Total
	Common Stock, $0.00001 Par Value		Additional	Accumulated	Stockholders'
	Shares	Amount	Paid in Capital	Deficit	Equity

Common stock issued, July 17, 2007 (date of inception)	1,900,000	$2	$67	$-	$69

Net loss for the period ended September 30, 2007	-	-	-	(14)	(14)

Balance, September 30, 2007	1,900,000	2	67	(14)	55

Net loss for the year ended September 30, 2008	-	-	-	(32)	(32)

Balance, September 30, 2008	1,900,000	2	67	(46)	23

Net loss for the year ended September 30, 2009	-	-	-	(18)	(18)

Balance, September 30, 2009	1,900,000	2	67	(64)	5

Share split of 35:1	64,600,000	65	(65)		-

Common stock issued as direct offering costs	2,000,000	2	995		997

Share based compensation			5,455		5,455

Net loss for the year ended September 30, 2010	-	-	-	(6,188)	(6,188)

Balance, September 30, 2010	68,500,000	$69	$6,452	$(6,252)	$269

Share based compensation (1)	16,025,609	$16	10,650		10,666

Issuance of common stock	471,948	$0	198		198

Exercise of Options	8,321,917	$8			8

Issuance of shares for services	23,405,823	$24	5,370		5,394

Net loss for the year ended September 30, 2011	-	-	-	(16,676)	(16,676)

Balance, September 30, 2011	116,725,297	117	22,670	(22,928)	(141)

The accompanying notes are an integral part of the consolidated financial statements.

F-12

Blue Sphere Corp.

(A Development Stage Company)

Consolidated Statements of Cash Flows

(In thousands except share and per share data)

			For the period from
			July 17, 2007
	For the year Ended September 30,		(Inception) to
	2011	2010	September 30, 2011
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(16,676)	$(6,188)	$(22,928)
Adjustments required to reconcile net loss to net cash used in operating activities
Share based compensation expenses	10,665	5,455	16,121
Issuance of shares for services	5,394		5,394
Decrease (increase) in other current assets	7	(23)	(17)
Increase in accounts payables	(106)	107	9
Increase in other account payables	160	3	163
Net Cash Used In Operating Activities	(556)	(646)	(1,258)

CASH FLOWS USED FROM INVESTING ACTIVITIES
Increase in Property and Equipment	(1)	(8)	(9)
Net Cash Used In Investing Activities	(1)	(8)	(9)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from options exercise	8		8
Proceeds from issuance of convertible debenture	45		45
Proceeds from stock issued for cash	199	997	1,264
Net Cash Provided By Financing Activities	252	997	1,317

Net increase (decrease) in cash	(305)	343	50
Cash - beginning of year/period	355	12	-
Cash - end of year/period	$50	$355	$50

The accompanying notes are an integral part of the consolidated financial statements.

F-13

Blue Sphere Corp.

(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES:

a.	Going concern considerations

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As of September 30, 2011, the Company had approximately $50 thousand in cash, a negative working capital of approximately $150 thousand in working capital, a negative stockholders’ equity of approximately $141 thousand and an accumulated deficit of approximately $22,928 thousand. Management anticipates that their business will require substantial additional investments that have not yet been secured. The Company anticipates that the existing cash will not be sufficient to continue its operations through the next 12 months. Management is continuing in the process of fund raising in the private equity markets as the Company will need to finance future activities and general and administrative expenses. These conditions raise substantial doubt about the Company's ability to continue as a going concern.

These financial statements do not include any adjustments that may be necessary should the Company be unable to continue as a going concern. The Company’s continuation as a going concern is dependent on its ability to obtain additional financing as may be required and ultimately to attain profitability.

b.	General

The Company was incorporated in the state of Nevada on July 17, 2007 and was in the business of developing and promoting automotive internet sites. During the second quarter of 2010 the management of the Company decided to change its business focus to that of Greenhouse Gas (GHG) emission reduction, The Company seeks to generate revenue through sales of carbon credits, energy generation, project development and sale of byproducts.

The Company offers potential partners (owners of: landfills, coal mines, fertilizer factories, etc) a kind of turnkey operation in dealing with the emission reduction. The Company's service consists of: executing the process needed in order to make the project eligible for carbon credits, choosing the most suitable technology to be applied, arranging for the financing, constructing and managing the project for its life. The Company operate primarily in countries from the former Soviet Union, China and the USA.

In July 2011, the Company signed a joint venture agreement with B Pure Environmental Group Ltd. (B Pure) an Israeli company to finance and implement two of our landfill gas projects in Ghana. Following the agreement the Company and B Pure established a new Company name Pure Sphere Ltd held equally by the two sides.

 Pure Sphere will be financed by B Pure and managed jointly. Future dividends will pay first to B Pure in order to cover their investment. The Company did not start its operations yet.

F-14

Blue Sphere Corp.

(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Blue Sphere Corp.

(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (continued):

c.	Functional Currency

The currency of the primary economic environment in which the operations of the Company are conducted is the U.S dollar (“$” or “dollar").

Most of the Company’s expenses are incurred in dollars. Most of the Company’s external financing is in dollars. The Company holds most of its cash and cash equivalents in dollars. Thus, the functional currency of the Company is the dollar.

Since the dollar is the primary currency in the economic environment in which the Company operates, monetary accounts maintained in currencies other than the dollar are re-measured using the representative foreign exchange rate at the balance sheet date. Operational accounts and non-monetary balance sheet accounts are measured and recorded at the rate in effect at the date of transaction. The effects of foreign currency re-measurement are reported in current operations (as “financial expenses - net) and have not been material to date.

d.	Principles of consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiariy, Eastern Sphere, Ltd.

Inter-company balances and transactions have been eliminated upon consolidation.

e.	Cash equivalents

Cash equivalents are short-term highly liquid investments which include short term bank deposits (up to three months from date of deposit), that are not restricted as to withdrawals or use and are readily convertible to cash with maturities of three months or less as of the date acquired.

f.	Property, plant and equipment

Property, plant and equipment are stated at cost, less accumulated depreciation. Assets are depreciated using the straight-line method over their estimated useful lives.

Computers, software and electronic equipment are depreciated over three years. Tools and equipment are depreciated over five years. Furniture is depreciated over fourteen years.

g.	Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results may differ from those estimates.

F-15

Blue Sphere Corp.

(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (continued):

h.	Share-based payments

The Company accounts for awards classified as equity awards using the grant-date fair value method. The fair value of share-based payment transactions is recognized as expense over the requisite service period, net of estimated forfeitures.

i.	Loss per share

Net loss per share, basic and diluted, is computed on the basis of the net loss for the period divided by the weighted average number of common shares outstanding during the period. Diluted net loss per share is based upon the weighted average number of common shares and of common shares equivalents outstanding when dilutive. Common shares equivalents include: (i) outstanding stock options under the Company’s Long-Term Incentive Plan and warrants which are included under the treasury share method when dilutive, and (ii) Common shares to be issued under the assumed conversion of the Company’s outstanding convertible debentures, which are included under the if-converted method when dilutive. The computation of diluted net loss per share for the years ended September 30, 2011, and 2010, does not include common share equivalents, since such inclusion would be anti-dilutive.

j.	Deferred income taxes

Deferred taxes are determined utilizing the asset and liability method based on the estimated future tax effects of differences between the financial accounting and tax bases of assets and liabilities under the applicable tax laws. Deferred tax balances are computed using the tax rates expected to be in effect when those differences reverse. A valuation allowance in respect of deferred tax assets is provided if, based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. The Company has provided a full valuation allowance with respect to its deferred tax assets.

k.	Comprehensive loss

The Company has no component of comprehensive income loss other than net loss.

F-16

Blue Sphere Corp.

(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (continued):

l.	Newly issued accounting pronouncements:

In December 2010, the FASB issued ASU 2010-29, Disclosure of Supplementary Pro Forma Information for Business Combinations (Topic 805) - Business Combinations (“ASU 2010-29”), to improve consistency in how the pro forma disclosures are calculated. Additionally, ASU 2010-29 enhances the disclosure requirements and requires description of the nature and amount of any material, nonrecurring pro forma adjustments directly attributable to a business combination. ASU 2010-29 is effective in fiscal year 2011 and should be applied prospectively to business combinations for which the acquisition date is after the effective date. Early adoption is permitted. The adoption of this update is not expected to have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

In January 2011, the FASB issued ASU 2011-1, Deferral of the Effective Date of Disclosures about Troubled Debt Restructurings in Update No. 2010-20 (“ASU 2011-1”). The FASB determined that certain provisions relating to troubled debt restructurings (TDRs) should be deferred until additional guidance and clarification on the definition of TDRs is issued.  In April 2011, the FASB issued ASU No. 2011-2, A Creditor’s Determination of Whether a Restructuring Is a Troubled Debt Restructuring (“ASU 2011-2”). ASU 2011-2 amends ASC Topic 310 - Receivables, by clarifying guidance for creditors in determining whether a concession has been granted and whether a debtor is experiencing financial difficulties.  The amendments are effective for the first interim or annual period beginning on or after June 15, 2011, and should be applied retrospectively to the beginning of the annual period of adoption.  ASU 2011-2 also makes disclosure requirements deferred under ASU 2011-1 effective for interim and annual periods beginning on or after June 15, 2011. The adoption of this update is not expected to have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

In May 2011, the FASB issued ASU 2011-04, Fair Value Measurement (Accounting Standards Codification (“ASC”) Topic 820) - Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs. The amendments in this ASU result in common fair value measurement and disclosure requirements in U.S. GAAP and international financial reporting standards (“IFRS”). Consequently, the amendments change the wording used to describe many of the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements. To improve consistency in application across jurisdictions some changes in wording are necessary to ensure that U.S. GAAP and IFRS fair value measurement and disclosure requirements are described in the same way. The ASU also provides for certain changes in current GAAP disclosure requirements, for example with respect to the measurement of level 3 assets and for measuring the fair value of an instrument classified in a reporting entity’s shareholders’ equity. The amendments in this ASU are to be applied prospectively, and are effective during interim and annual periods beginning after December 15, 2011. The adoption of this guidance is not anticipated to have an impact on our consolidated financial position, results of operations or cash flows.

In May 2011, the FASB issued ASU No. 2011-05, Comprehensive Income (ASC Topic 220) - Presentation of Comprehensive Income. The amendments from this update will result in more converged guidance on how comprehensive income is presented under both U.S. GAAP and IFRS. With this update to ASC 220, an entity has the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In both choices, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. The amendments in this update do not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income, nor does it affect how earnings per share is calculated or presented. Current U.S. GAAP allows reporting entities three alternatives for presenting other comprehensive income and its components in financial statements. One of those presentation options is to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity. This update eliminates that option. The amendments in this ASU should be applied retrospectively, and are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. The adoption of this guidance is not anticipated to have an impact on our consolidated financial position, results of operations or cash flows.

F-17

Blue Sphere Corp.

(A Development Stage Company)

 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In September 2011, the Financial Accounting Standards Board (FASB) issued authoritative guidance related to intangibles — goodwill and other, which allows for companies to first consider qualitative factors as a basis for assessing impairment and determining the necessity of a detailed impairment test. This guidance is effective for fiscal years beginning after December 15, 2011 with early adoption permitted. The adoption of the new guidance will not have an impact on the Company’s consolidated financial statements.

NOTE 2	-	RELATED PARTY TRANSACTIONS

On March 3, 2010, the Company entered into employment agreements with Eliezer Weinberg the Company Chairman of the Board, Shlomo Palas the Company’s CEO and Shmuel Keshet the Company’s COO for a term of two years. The officers receive monthly remuneration at a gross rate of USD$10,000. The remuneration will increase to a gross monthly rate of USD$15,000 upon the completion of outsourced technical project reports (“PDDs”) for two projects. Each officer was granted stock options to acquire 8,321,917 or nine percent (9%) of common stock in the capital of the Company, exercisable at a par value (see note 7).

On July 28, 2011 the Board granted to Mr. Eliezer Weinberg and to Mr. Shlomo Palas 4,200,000 common shares each for their contributions to the Company.

On July 28, 2011 the company appointed Mr. Roy Amitzur as Executive Vice-President. Mr. Amizur is entitled to receive U.S. $10,000 plus VAT per month after he arranges an investment of no less than $450,000 in the Company and U.S. $15,000 plus VAT per month after he arranges an equity investment in the Company of no less than U.S. $2,000,000. He also received 12,500,000 common shares of the Company. If Mr. Amizur resigns from the Company prior to July 25, 2013, he will forfeit a pro rata portion of his shares back to the Company (the amount subject to forfeiture being equal to the number of days, which Mr. Amizur did not serve as Executive Vice-President out of the two year term of his management services agreement.

Mr. Amizur also received 1,075,000 shares of common stock on August 23, 2011 for his extraordinary contributions to the Company.

The officers and directors of the Company are involved in other business activities and may, in the future, become involved in other business opportunities that become available.

On August 31, 2011, the Company issued 1,308,325 common shares to Mr. Keshet, the Company's former chief operating officer who resigned from the Company, as compensation for his unpaid salaries. In addition the company agreed to accelerate the vesting of the remaining of his stock options amounted to 8,321,917 common shares.

F-18

NOTE 3	-	SHARE CAPITAL:

Common shares

The Company's shares are traded on the Over-The-Counter Bulletin Board.

Common stock confers on its investors the right to receive notice to participate and vote in general meetings of the Company, the right to a share in the excess of assets upon liquidation of the Company, and the right to receive dividends, if declared.

On March 3, the Company issued on a Private Placement Subscription Agreement of 1,000,000 units at a price of $0.50 per unit each unit consisting of one share of common stock and one two-year warrant to purchase one share of common stock at an exercise price of $0.50 per share. The gross proceeds in the amount of $500,000 have been received.

On July 13, 2010 the Company issued on a Private Placement Subscription Agreement of 1,000,000 units at a price of $0.50 per unit each unit consisting of one share of common stock and one two-year warrant to purchase one share of common stock at an exercise price of $0.60 per share. The gross proceeds in the amount of $500,000 have been received.

On January 10, 2011 the Company issued and delivered 2,300,000 shares of common stock to Green Logic Ltd. (“GL”), a company organized and existing under the laws of the state of Israel, in exchange for the non-exclusive provision of fund-raising and promotional services.  The Company also issued 1,000,000 additional shares of common stock to be delivered to GL subject to the satisfaction of certain subsequent conditions.  GL failed to fulfill such conditions.  Consequently the Company never delivered such shares to GL and is currently holding a certificate representing such 1,000,000 shares in GL’s name.

In March 2011, the Company entered an agreement with Green Logic Ltd. (“GL”) in which for consideration 2,500,000 common stock of the Company it received an amount of NIS 690,000 which will be paid to the Company in two installments and the rights to market and distribute in Europe a water heating technology based on magnetic induction

On July 28, 2011 the Board granted Mr. Mark Radom the Company's Chief Carbon Officer 4,500,000 common shares. The Shares will be restricted for a period of twenty-four months from issuance and will be held in Escrow from date of issuance.

On July 28, 2011 the Board granted Mr. Eliezer Weinberg and Mr. Shlomo Palas 4,200,000 common shares each for their contributions to the Company.

On July 28, 2011 we appointed Mr. Roy Amitzur. For his nomination he received inter alias 12,500,000 common shares of the Company. If Mr. Amizur resigns from the Company prior to July 25, 2013, he will forfeit a pro rata portion of his shares back to the Company the amount subject to forfeiture being equal to the number of days, which Mr. Amizur did not serve as Executive Vice-President out of the two year term of his management services agreement.

On August 23, 2011 the Company issued 1,075,000 common shares to Mr. Roy Amizur for his extraordinary contributions to the Company.,

On May 22, 2011 the Company signed a contract with Mr. Ran Cohen to issue him 300,000 common shares for Tax planning services. The agreement is for a year and the shares have been issued.

F-19

Blue Sphere Corp.

(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On June 16, 2011 the Company signed a retainer agreement with Mr. Ofer Raviv, an expert economist, in order to provide Registrant with project assessments and appraisal services for a period of 24 month. The Company issued 400,000 common shares which are held by an Escrow.

Following an agreement from September 9, 2011 with the Company legal consul Mr. Sunny Barkats the Company has issued 1,500,000 common shares for his services. On August 22, 2011 the Company Board of Directors issued him additional 2,550,000 common shares for his services; the shares were issued under S8.

On August 22, 2011 the Company issued 2,545, 055 common shares to Centurion as compensation for arranging a U.S. $20 million equity line of credit.

On August 31, 2011, the Company issued 1,308,325 common shares to Mr. Keshet, the Company's former chief operating officer who resigned from the Company, as compensation for his unpaid salries.

NOTE 4	-	STOCK OPTIONS:

The 2010 share option plan was established On March 3, 2010.

Options to Directors and Employees:

On March 3, 2010, the Board of Directors of the Company granted of 24,965,751 options to three officers of the Company, exercisable for two years at exercise prices of $0.001 per share, to be vested by the end of each three month from the date of employment agreement signed on May 14, 2010.

The fair value of the stock options grants was estimated using the Black-Schooled option valuation model that used the following assumptions:

%
Risk free interest	3.75%
Dividend yields	0
Volatility	177%
Expected term (in years)	2

The fair value of the options granted above using the Black-Scholes model is $0.75 per option.

F-20

Blue Sphere Corp.

(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4	-	STOCK OPTIONS (continued):

A summary of the status of the stock options granted to employees and directors as of September 30, 2011, and changes during the year ended on those dates, is presented below:

	2011
		Weighted
	Number	average
	of	exercise
	options	price
		$

Options outstanding at beginning of year	24,965,751	0.001

Changes during the year:

Exercise of options	8,321,917	0.001

Options outstanding at end of year	16,643,834

Options exercisable at end of year	13,176,369	0.001

Costs incurred in respect of stock based compensation for employees and directors, for the year ended September 30, 2011 and September 30, 2010 were $ 16,058 and $5,455 thousand respectively.

The following table presents summary information concerning the options outstanding as of September 30, 2011:

Weighted
		Average	Weighted	Aggregate
Range of		Remaining	average	intrinsic
exercise		Contractual	exercise	value (in
prices	Number	Life	price	thousands)
$	exercisable	Years	$	$
0.001	16,643,834	0.33	0.001	1,481

F-21

Blue Sphere Corp.

(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4	-	STOCK OPTIONS (continued):

The following table presents summary information concerning the options exercisable as of September 30, 2011:

Weighted
		Average	Weighted
Range of		Remaining	average	Aggregate
exercise		Contractual	exercise	intrinsic value
prices	Number	Life	price	in thousands)
$	exercisable	Years	$	$
0.001	13,176,369	0.33	0.001	1,173

NOTE 5	-	INCOME TAXES:

US resident companies are taxed on their worldwide income for corporate income tax purposes at a statutory rate of 35%. No further taxes are payable on this profit unless that profit is distributed. If certain conditions are met, income derived from foreign subsidiaries is tax exempt in the US under applicable tax treaties to avoid double taxation.

The income of the company's Israeli subsidiary is taxed through 2010 at the rate of 25%. In July 2009, an amendment to the Income Tax Ordinance (No. 171) was passed by the "Knesset" (Israeli parliament), according to which the corporate tax rate is to be progressively reduced to the following tax rates: 2011 - 24%, 2012 - 23%, 2013 - 22%, 2014 - 21%, 2015 - 20%, 2016 and thereafter - 18%.

The Company accounts for income taxes using the liability method, which requires the determination of deferred tax assets and liabilities based on the differences between the financial and tax bases of assets and liabilities using enacted tax rates in effect for the year in which differences are expected to reverse. Deferred tax assets are adjusted by a valuation allowance, if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Deferred income taxes reflect the net effects of temporary differences between the amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The breakdown of the deferred tax asset as of September 30 2011 and 2010 is as follows:

	2011	2010
Deferred tax assets:
Net operating loss carry-forward	$386	$225
Valuation allowance	(386)	(225)
	$0	$0

A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset will not be realized. Management has determined, based on its recurring net losses, lack of a commercially viable product and limitations under current tax rules, that a full valuation allowance is appropriate.

F-22

Blue Sphere Corp.

(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5	–	INCOME TAXES (continued):

U.S dollars
in thousands
Valuation allowance, September 30, 2010	$225
Increase	161
Valuation allowance, September 30, 2011	$386

Carry forward losses of the Israeli subsidiary are approximately $643 thousand at September 30, 2011.

NOTE 6 - NET LOSS PER SHARE DATA

The shares issuable upon the exercise of options, and conversion of convertible debentures and warrants, which have been excluded from the diluted per share amounts because their effect would have been anti-dilutive, include the following:

September 30,
2011
Options:
Weighted average number, in thousands	16,644
Weighted average exercise price	$0.001

NOTE 7- Subsequent events

On October 25, 2011, the Company entered into a consulting agreement with He Mu for business development and project management in China in exchange for 3,000,000 shares of common stock (the "Shares").  The Shares are restricted for thirty-six (36) months following their issuance and are being held in Escrow for the entire thirty-six (36) month restricted period. The escrowed shares are subject to a claw-back provision that will revert one million five hundred thousand shares (1,500,000) to the Company should the agreement be terminated for any reason, earlier than eighteen (18) months from the date thereof.

F-23

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We estimate that expenses in connection with the distribution described in the Registration Statement (other than brokerage commissions, discounts or other expenses relating to the sale of the shares by the selling security holders) will be as set forth below. We will pay all of the expenses with respect to the distribution, and such amounts, with the exception of the Securities and Exchange Commission registration fee, are estimates.

SEC registration fee		$88.10
Accounting fees and expenses	$
Legal fees and expenses		$65,000.00
Miscellaneous	$
Total	$

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under the provisions of Section 78.138 of Nevada Revised Statutes and Article 11 of our Articles of Incorporation, we may indemnify our directors, officers, employees and agents and maintain liability insurance for those persons. Section 78.138 provides that a corporation may indemnify a person made a party to a proceeding because the person is or was a director against liability incurred in the proceeding if the person's conduct was in good faith. In the case of conduct in an official capacity with the corporation, the person may be indemnified if the person reasonably believed that such conduct was in the corporation's best interests. In all other cases, the corporation may indemnify the person if the person reasonably believed that such conduct was at least not opposed to the corporation's best interests. In the case of any criminal proceeding, the person may be indemnified if the person had no reasonable cause to believe the person's conduct was unlawful.

Our Articles of Incorporation obligate us to indemnify our directors and officers to the fullest extent permitted under Nevada law. Additionally, our Articles of Incorporation and Bylaws grant us the authority to the maximum extent permitted by Nevada law to purchase and maintain insurance providing such indemnification. We have purchased directors' and officers' liability insurance policies for our directors and officers.

Insofar as indemnification for liabilities for damages arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provision, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

55

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

The following information sets forth certain information with respect to all unregistered securities which we have sold during the past three years. Except as described below, we did not pay any commissions in connection with any of these sales.

On January 10, 2011 the Company issued and delivered 2,300,000 shares of common stock to Green Logic Ltd. (“GL”), a company organized and existing under the laws of the state of Israel, in exchange for the non-exclusive provision of fund-raising and promotional services.  The Company also issued 1,000,000 additional shares of common stock to be delivered to GL subject to the satisfaction of certain conditions subsequent.  GL failed to fulfill such conditions subsequent.  Consequently the Company never delivered such shares to GL and has cancelled such shares.

In March 2011, the Company received from GL the rights to market and distribute in Europe a water heating technology based on magnetic induction and NIS 345,000 (out of a total monetary consideration of NIS 690,000) in checks in exchange for 2,500,000 shares of common stock to be delivered to GL after receipt of the balance of the amount owing to it – i.e., NIS 345,000.  On May 9, 2011, the Company received an additional NIS 345,000 in post-dated checks from GL, which represented the remaining outstanding monetary balance owing to the Company.  The Company delivered such 2,500,000 shares to GL on May 17, 2011.

On June 16, 2011, the Company issued four hundred thousand (400,000) shares to Mr. Ofer Raviv, an economist, in lieu of cash for his project assessment and appraisal services.

On July 28, 2011, the Company issued three hundred thousand (300,000) shares of common stock to Mr. Ran Cohen in lieu of a cash fee for his services as a tax expert.

On August 17, 2011, the Company entered into an investment agreement with Centurion Private Equity, LLC (the “Investor”), an affiliate of Roswell Capital Partners, for the provision of an equity line funding facility of up to the amount of $20 million. Pursuant to the terms and conditions of the Investment Agreement, the Company may sell newly issued shares of its common stock (the “Put Shares”) to the Investor (each such sale, a “Put”) from time to time at a price equal to the lesser of (i) 98% of the “Market Price” (as defined below) of its common stock or (ii) the Market Price of its common stock minus $0.01, subject to certain dollar and share volume limitations for each Put, until the earlier of (a) 36 calendar months from the date the investment agreement or (b) until all Puts under the Investment Agreement have reached an aggregate gross sales price equal to $20 million. The Investment Agreement provides that prior to exercising any Put, the Company must have a registration statement declared effective with the SEC with respect to the Put Shares. “Market Price” means the average of the three lowest daily volume weighted average prices published daily by Bloomberg LP for the Company’s common stock during the fifteen consecutive trading day period immediately following the date specified by the Company on which it intends to exercise the applicable Put. As consideration for the provision of the equity funding facility, the Company issued to the Investor 2,385,989 commitment shares and 159,066 fee shares to cover the Investor’s transaction fees.

On August 31, 2011, the Company issued 1,308,325 common shares to Mr. Keshet, the Company's former chief operating officer who resigned from the Company, as compensation for his unpaid salaries. In addition the company agreed to accelerate the vesting of the remaining of his stock options amounted to 8,321,917 common shares.

On October 2, 2011, the Company entered into the Note Agreement with Asher Enterprises, Inc. (“Asher”),  pursuant to which it sold to Asher an 8% convertible note (the “Note”) of the Company in the aggregate principal amount of $45,000.00.   The Note is convertible into shares of common stock of the Company from time to time, and at any time, beginning March 14, 2012 and ending, absent any condition of default, on June 14, 2012, subject to the limitations and conditions set forth in the Note.

On October 4, 2011, the Company sold two hundred thousand (200,000) shares of common stock to Issac Amar for $10,000.

On October 25, 2011, the Company entered into a Consulting Agreement with He Mu for business development and project management services in China.  Pursuant to the agreement, the Company issued three million (3,000,000) shares of common stock to He Mu in exchange for such services.  Such shares have been issued; however, they are currently held in escrow and subject to a clawback provision that will revert one million, five hundred thousand (1,500,000) back to the Company should the agreement terminated for any reason prior to its eighteen month anniversary.

On October 31, 2011, the Company sold an additional three hundred and twenty-five thousand (325,000) shares of common stock to Issac Amar for $11,000.

On November 28, 2011, the Company issued five hundred and seventy-five thousand (575,000) shares of common stock to Nir Bareket for project finance services.

On February 15, 2012, the Company issued two million and eight hundred thousand shares of common stock to the French Lender as part of the consideration for the Promissory Note.

On March 12, 2012 the Company issued 8,321,917 shares to each of Eli Weinberg, our former Chairman, and Shlomo Palais, our Chief Executive Officer, each for .01 per share upon the exercise of each of his outstanding options.

On January 9, 2012, the Company agreed to sell a total of 1,250,000 shares of common stock to six investors for a total of $35,000. The Company has not yet received the cash consideration for such shares and may rescind the transaction if such consideration has not been received by the end of the second quarter of 2012.

56

In connection with the foregoing, we relied on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended, for transactions not involving a public offering.

ITEM 16. EXHIBITS

Exhibit	Description
No.
3.1	Articles of Incorporation (incorporated by reference from our Annual Report on Form 10K/A filed on March 9, 2011)
3.2	Articles of Merger (incorporated by reference from our Annual Report on Form 10K/A filed on March 9, 2011)
3.3	Certificate of Change (incorporated by reference from our Annual Report on Form 10K/A filed on March 9, 2011)
5.1*	Opinion of JS Barkats PLLC regarding the legality of the securities being registered.
10.1	Carbon Credit Project Contract Acquisition Agreement (incorporated by reference from our Annual Report on Form 10K/A filed on March 9, 2011)
10.2	Termination Agreement (incorporated by reference from our Annual Report on Form 10K/A filed on March 9, 2011)
10.3	Global Share Incentive Plan (2010) (incorporated by reference from our Registration Statement on Form S-8 filed on August 9, 2011)
10.4	Eil Weinberg Employment Agreement (incorporated by reference from our Annual Report on Form 10K/A filed on March 9, 2011)
10.5	Shlomo Palas Employment Agreement (incorporated by reference from our Annual Report on Form 10K/A filed on March 9, 2011)
10.6	Shmuel Keshet Employment Agreement (incorporated by reference from our Annual Report on Form 10K/A filed on March 9, 2011)
10.7	Alex Werber Services Agreement (incorporated by reference from our Annual Report on Form 10K/A filed on March 9, 2011)
10.8	Amendment to Eli Weinberg Employment Agreement (incorporated by reference from our Annual Report on Form 10K/A filed on March 9, 2011)
10.9	Amendment to Shlomo Palas Employment Agreement (incorporated by reference from our Annual Report on Form 10K/A filed on March 9, 2011)
10.10	Amendment to Shmuel Keshet Employment Agreement (incorporated by reference from our Annual Report on Form 10K/A filed on March 9, 2011)
10.11	BPure Environmental Improvement Group, Ltd. Agreement with the Registrant dated July 18, 2011 (incorporated by reference to our Current Report on Form 8-K filed on July 18, 2011)
10.12	Consulting and Employment Agreement with JLS and Mr. Amizur (incorporated by reference to our Current Report on Form 8-K filed on July 18, 2011)
10.13	Investment Agreement with Centurion Private Equity, LLC dated August 17th, 2011 (incorporated by reference from our Current Report on Form 8-K filed on August 22, 2011).
10.14	Registration Rights Agreement with Centurion Private Equity, LLC dated August 17th, 2011 (incorporated by reference from our Current Report on Form 8-K filed on August 22, 2011
10.15**	Convertible Promissory Note, dated September 16, 2011, between the Registrant and Asher Enterprises, Inc
10.16	Termination Agreement (incorporated by reference from our Annual Report on Form 10K/A filed on March 9, 2011)
10.17	Green-Logic Chen Agreement (incorporated by reference from our Annual Report on Form 10K filed on January 3, 2012)
10.18	Portland Pacific Cooperation Agreement (incorporated by reference from our Annual Report on Form 10K filed on January 3, 2012)
10.19	Bluebird Agreement (incorporated by reference from our Annual Report on Form 10K filed on January 3, 2012)
10.20	Bluebird Amendment (incorporated by reference from our Annual Report on Form 10K filed on January 3, 2012)
10.21	Oti Sanitary Landfill Agreement (incorporated by reference from our Annual Report on Form 10K filed on January 3, 2012)
10.22	Oblogo/Mallam Landfill Agreement (incorporated by reference from our Annual Report on Form 10K filed on January 3, 2012)
10.23	Ablekuma Landfill Agreement (incorporated by reference from our Annual Report on Form 10K filed on January 3, 2012)
10.24	Accra Alternative Waste Treatment Agreement (incorporated by reference from our Annual Report on Form 10K filed on January 3, 2012)
10.25	Sofokrom Landfill Agreement (incorporated by reference from our Annual Report on Form 10K filed on January 3, 2012)
10.26	Huishan Project Agreement (incorporated by reference from our Annual Report on Form 10K filed on January 3, 2012)
10.27	Dela Wosornu Consulting Agreement (incorporated by reference from our Annual Report on Form 10K filed on January 3, 2012)

57

10.28*	Senior Secured Promissory Note, dated February 21, 2012, between the Registrant and Jean-Marc Karouby, M.D.
10.29*	Advisory Agreement, dated February 29, 2012, between the Registrant and Eli Weinberg
23.1*	Consent of Brightman Almagor Zohar & Co., a member firm of Deloitte Touche Tohmatsu
23.2*	Consent of Legal Counsel (incorporated in Exhibit 5.1).
99.1	Raviv Consulting Retainer Agreement (incorporated by reference to our Current Report on Form 8-K filed on July 18, 2011)
99.2	CCO Amended Project Management and Business Development Agreement (incorporated by reference to our Current Report on Form 8-K filed on July 18, 2011)
99.3	Form of Escrow Agreement (incorporated by reference to our Current Report on Form 8-K filed on July 18, 2011)
99.4	Tax Expert Consulting Services Agreement (incorporated by reference to our Current Report on Form 8-K filed on July 18, 2011)
99.5	Termination of Employment Agreement (incorporated by reference to our Current Report on Form 8-K filed on September 7, 2011)

•	Filed herewith

**	Previously filed

ITEM 17. UNDERTAKINGS

A. Rule 415 Offering

We will:

(1) File, during any period in which we offer or sell securities, a post-effective amendment to this Registration Statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) Include any additional or changed information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time shall be the initial bona fide offering.

(3) File a post effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

58

(4)  For determining liability of the undersigned small business issuer under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the Company undertake that in a primary offering of the Company’s securities pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

 (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

B. Request for Acceleration of Effective Date

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

59

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and authorized this Registration Statement to be signed on its behalf by the undersigned, in New York, on April 3, 2012.

Blue Sphere Corporation

By:	/s/ Shlomo Palas
Shlomo Palas, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

By:	/s/ Shlomo Palas	By:	/s/ Amit Zilbershtein
	Name: Shlomo Palas		Name: Amit Zilbershtein
	Title: Chief Executive Officer		Title: Chief Financial Officer (Principal
	(Principal Executive Officer) and Director		Financial and Accounting Officer)

Dated: April 3, 2012

By:	/s/ Joshua Shoham
Name: Joshua Shoham
Title: Director

Dated: April 3, 2012

60